Exhibit 10.8

EXPLORATION AGREEMENT

made between

ELDORADO GOLD CORPORATION

and

HUNT MINING CORP.

Effective May 3, 2012

Exploration Agreement

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS.		1
	1.1	Definitions.	1
	1.2	Interpretations.	9
	1.3	Subsidiary involvement.	11
	1.4	Schedules.	11
2.	PURPOSE OF AGREEMENT.		12
	2.1	Purpose.	12
	2.2	Agreement Area.	12
	2.3	Project Development.	12
	2.4	Limited Exclusivity.	13
3.	REPRESENTATIONS AND WARRANTIES.		14
	3.1	Mutual Representations and Warranties.	14
	3.2	Representations and Warranties of the Hunt Parties.	16
4.	TECHNICAL COMMITTEE.		19
	4.1	Mandate.	19
	4.2	Powers.	19
	4.3	Excluded Powers.	19
	4.4	Composition.	19
	4.5	Meetings of the Technical Committee.	20
	4.6	Chairperson.	21
	4.7	Voting and Quorum.	21
	4.8	Minutes.	21
5.	OPERATOR – RIGHTS AND OBLIGATIONS.		22
	5.1	Operator.	22
	5.2	Removal of Operator.	22
	5.3	Third Party Operator.	23
	5.4	Authority of Operator.	23
	5.5	Operator’s Obligations.	23
	5.6	Insurance – Other Requirements.	25
	5.7	Funding of Expenditure.	26

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	5.8	Expenditure Statement and Audit.	27
	5.9	Emergency Expenditures.	28
	5.10	Budget Overruns.	28
	5.11	Indemnity on Access.	28
	5.12	Operator’s Fee.	28
	5.13	Obligations to Inform.	28
	5.14	Registered Title during Option Period and Abandonment.	29
6.	TARGET PROJECTS.		29
	6.1	Identification of Projects.	29
	6.2	New Project.	29
	6.3	Acquisition of New Project.	30
	6.4	Submission of Target Projects and Required Information.	30
	6.5	Acceptance of New Project.	32
	6.6	Rejected New Projects.	33
	6.7	Assignment of Mineral Rights.	33
7.	ACCEFTED NEW PROJECT.		34
	7.1	Effect of New Project Acceptance Notice.	34
	7.2	Survival.	34
	7.3	Reporting and Related Obligations.	34
	7.4	Surrender or Abandonment.	35
	7.5	Stage 1.	35
	7.6	Stage 2.	35
8.	NEW PROJECT OPTION		36
	8.1	Option.	36
	8.2	New Project Security.	36
	8.3	Exercise of Option.	37
	8.4	Hunt Warranties.	37
	8.5	Transfer of Earned Interest under Option.	38
	8.6	Eldorado’s Election to Terminate Without Cause.	38
	8.7	Effect of Termination of Agreement.	38
	8.8	Effect of Termination of an Option.	38
	8.9	Post Termination Obligations.	40

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9.	JOINT VENTURE.		40
	9.1	Application.	40
	9.2	Formation of Joint Venture.	40
	9.3	Joint Venture Company Agreement.	41
	9.4	Joint Venture Company.	41
	9.5	Assets of Joint Venture Company.	42
10.	INTELLECTUAL PROPERTY RIGHTS.		42
	10.1	Application.	42
	10.2	Warranty.	42
	10.3	Operation of Identity.	43
11.	ASSIGNMENT.		43
	11.1	Limitations on Assignments.	43
	11.2	Affiliates.	43
	11.3	Assignment by Eldorado.	44
	11.4	Exceptions.	44
	11.5	No Encumbrance.	44
	11.6	Change of Control of Hunt.	45
12.	FORCE MAJEURE.		45
	12.1	Notice of Force Majeure.	45
	12.2	Force Majeure notice.	45
	12.3	Obligation to remedy and mitigate.	45
	12.4	Effect of Force Majeure on Time and Payment.	46
13.	CONFIDENTIAL INFORMATION.		46
	13.1	Confidentiality.	46
	13.2	News Releases.	47
	13.3	Fraudulent or Negligent Disclosure.	48
	13.4	Effect of Disclosure.	48
14.	TERMINATION AND REMEDIES.		48
	14.1	Termination for Default.	48
	14.2	Consequences of termination.	50
15.	DISPUTE RESOLUTION.		50
	15.1	Disputes.	50

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	15.2	Arbitration.	50
	15.3	Limitations of Action.	50
	15.4	Arbitral Rules.	51
	15.5	Inconsistency between Rules and Agreement.	51
	15.6	Place and language of Arbitration.	51
	15.7	Effect of Arbitration.	51
	15.8	Arbitrator.	51
	15.9	Confidentiality.	52
	15.10	Performance of obligations during Dispute.	52
	15.11	Costs.	52
	15.12	Consolidation of Arbitrations.	52
16.	NOTICE.		52
17.	BEST PRACTICES.		53
	17.1	Laws in respect of Corruption.	53
	17.2	Representations and Warranties of Parties.	54
18.	GENERAL.		55
	18.1	Identity.	55
	18.2	Parties.	55
	18.3	Relationship of Parties.	55
	18.4	No Holding Out.	56
	18.5	Recording of Agreement.	56
	18.6	Entire Agreement.	56
	18.7	Amendment and variation.	56
	18.8	Consents of Approvals.	56
	18.9	Waiver.	56
	18.10	Costs and outlays.	57
	18.11	Manner of Payment.	57
	18.12	Further Assurances.	57
	18.13	Special Remedies.	57
	18.14	Records and Data.	57
	18.15	Survival.	58
	18.16	Governing Law.	58

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	18.17	Violation of Law of another Jurisdiction.	58
	18.18	Severability.	58
	18.19	Successors and Assigns.	59
	18.20	No third Party Rights.	59
	18.21	Counterparts.	59
	18.22	Execution – Authorized Officer to Sign.	59
1.	JOINT VENTURE COMPANY FORMATION.		1
2.	DEFINITIONS.		1
3.	BUSINESS OF JOINT VENTURE COMPANY.		4
4.	INITIAL PARTICIPATING INTERESTS AND SHARE CAPITAL CONTRIBUTIONS.		4
	4.1	Participating Interests.	4
	4.2	Share Capital Contributions.	4
5.	RIGHTS AND LIABILITIES OF PARTICIPANTS.		4
	5.1	Participants not Fiduciaries.	4
	5.2	Holding of Joint Venture Property.	5
6.	SHARE CAPITAL CONTRIBUTION.		5
	6.1	Obligation to Contribute.	5
	6.2	Timing of Contribution.	5
	6.3	Operator’s Cash Call Notices.	5
7.	BOARD.		5
	7.1	Establishment.	5
	7.2	Number of Members.	6
	7.3	Appointment of Members.	6
	7.4	Quorum.	6
	7.5	Votes.	6
	7.6	Chairperson.	6
	7.7	Decisions by Majority Vote.	6
	7.8	Unanimous Resolutions.	7
	7.9	Meetings of Board.	7
8.	OPERATOR.		7
	8.1	Operator and Removal of Operator.	7

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	8.2	Operator Obligations.	7
	8.3	Prohibitions.	8
	8.4	Identification of Operator.	8
	8.5	Apportionment of Liability.	9
	8.6	Operator’s Fee.	9
9.	PROGRAMS AND PRODUCTIONS.		9
	9.1	Annual Programs and Budgets.	9
	9.2	Right of Participant to propose Program and Budget.	9
	9.3	Operator’s Authority.	10
10.	DILUTION.		10
	10.1	Election to Dilute.	10
	10.2	Consequence of Election.	10
	10.3	Dilution.	10
	10.4	Operator to Make Calculations.	11
	10.5	Failure to pay Contributions to Expenditure.	12
	10.6	Small Interests.	12
11.	PROJECT FINANCING.		12
	11.1	No Charging.	12
12.	ASSIGNMENT.		12
	12.1	Assignment to Affiliates.	12
	12.2	Assignment to Third Parties and Right of First Refusal.	13
	12.3	Pre-emptive Rights.	13
	12.4	General Requirements.	14
	12.5	Assignment by Eldorado CCSA.	15
13.	DEFAULT.		15
	13.1	Prior to Commercial Production.	15
	13.2	After Commercial Production.	15
14.	WITHDRAWAL AND WINDING UP.		16
15.	OTHER.		16
	15.1	Force Majeure.	16
	15.2	Confidentiality.	16
	15.3	Dispute Resolution.	16

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15.4	Additional Provisions.	16

SCHEDULES

Schedule A-Agreement Area

Schedule B-Current CCSA Properties

Schedule C-JV Terms

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EXPLORATION AGREEMENT

THIS AGREEMENT made effective as of the 3rd of May, 2012

BETWEEN:

Eldorado Gold Corporation, a company existing under the laws of Canada.

(“Eldorado”)

AND:

Hunt Mining Corp., a company existing under the laws of the Province of Alberta

(“Hunt”)

AND:

Cerro Cazador S.A., a Sociedad Anonima Incorporated under the laws of the Republic of Argentina

(“CCSA”)

INTRODUCTION:

The Parties wish to enter into a mineral exploration agreement for the purposes of exploring for and if warranted, developing deposits anywhere within the Agreement Area.

In consideration of, among other things, the mutual promises contained in this Agreement, the Parties agree as follows:

1.           Definitions and Interpretations

1.1           Definitions

Unless the context otherwise requires, in the Agreement:

(a)	“Affiliate” has the meaning set of in the Canada Business Corporations Act;

(b)	“Agreement” or “this Agreement” means this document including any schedule or appendix to it;

(c)	“Agreement Area” means the area shown as Schedule A; [NTD: ensure Schedule A includes GPS coordinates]

Exploration Agreement

(d)	“Approved Budget” means a Budget that is approved by the Technical Committee;

(e)	“Approved Program” means any Program approved by the Technical Committee;

(f)	“Bajo Pobre Project” has the meaning set out in Schedule B;

(g)	“BCICAC” has the meaning given in Section 15.4;

(h)	“Budget” means a detailed budget for the execution of Program which, for certainty, must make appropriate provision for any remediation or reclamation required as a consequence of Operations;

(i)	“Business Day” means any day other than a Saturday, Sunday or a public holiday in the place where an act is to be performed or a payment is to be made;

(j)
“Claim” means any claim, action, proceeding, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether past or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

(k)	“Commencement Date” means the date of this Agreement;

(l)	“Confidential information” has the meaning given in Section 13.1;

(m)
“Control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

(n)	“Current CCSA Properties” means the Projects detailed in Schedule B-1;

(o)	“Defaulting Party” has the meaning given in Section 14.1(a);

(p)	“Dispute” has the meaning given in Section 15.1(a);

(q)	“Dispute Notice” has the meaning given in Section 15.1 (a);

(r)	“Earned Interest” means an undivided right, title and ownership interest in:

(i)	the New Project to which a New Project Acceptance Notice corresponds; and

Exploration Agreement

(ii)
any maps, drill core, samples, assays, geological and other technical reports, studies, designs, plans and financial or other records (whether in tangible or electronic form) related to the New Project to which a New Project Acceptance Notice corresponds in the possession or under the control of Hunt as at the Commencement Date or thereafter acquired by any Party or its Affiliates with respect to that New Project;

(s)	“Eldorado Affiliate” means an Affiliate of Eldorado;

(t)	“Eldorado Equipment” has the meaning given in Section 8.9;

(u)	“Eldorado Party” means Eldorado and/or an Eldorado Affiliate, as the context dictates;

(v)
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, license or license fee, royalty, production payment, back-in right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing;

(w)	“Expenditure” means all costs and expenses of whatever kind or nature spend or incurred in the conduct of Operations on or in relation to the New Project including:

(i)	in acquiring negotiating or optioning a New Project, including:

(A)	monies needed to exercise any option or pay a purchase; and

(B)	taxes and costs payable by the Operator in becoming the registered holder and beneficial owner of the Mineral Rights comprising a New Project;

(ii)
in holding a New Project in good standing (including land maintenance costs and any monies expended as a required to comply with applicable law and regulations), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(iii)	in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities;

(iv)
in undertaking geophysical, geological surveys and airborne surveys, drilling, assaying and metallurgical testing in, on or in respect of a New Project, including costs of surface access, assays, metallurgical testing and other tests and analyses to

Exploration Agreement

determine the quantity and quality of gold and other Minerals, water and other materials or substances;

(v)
in preparation of work programs and the presentation and reporting of data and other results obtained from those work programs including any program for the preparation on a feasibility study or other evaluation of a New Project;

(vi)	for environmental remediation and rehabilitation;

(vii)	in acquiring or obtaining the use of facilities, equipment or machinery, and for all parts, supplies and consumables;

(viii)	for salaries and wages for employees assigned to exploration and development activities;

(ix)	traveling expenses of all persons engaged in work with respect to and for the benefit of a New Project, including for their food, lodging and other reasonable needs;

(x)	payments to contractors or consultants for work done, services rendered or materials supplied;

(xi)	the cost of insurance premiums and performances bonds or other security;

(xii)	all taxes levied against or in respect of a New Project, or activities on a New Project; and

(xiii)	the Operator’s Fee;

(x)
“Exploration Data” means any map, drill core, sample, assay, geological, geophysical, geochemical or other technical report and any study, design, plan and financial or other record (whether in tangible or electronic form) related to a New Project or Operations in the possession or under the control of a Party or its Affiliates:

(y)	“Fomicruz Projects” means the La Josephine and La Valenciana projects of CCSA as detailed in Schedule B-2;

(z)	“Funding Notice” has the meaning given in Section 5.7(a);

(aa)
“Government Authority” means, for any country, such country and its government and any provincial, state, territorial, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory authority, commission, board, tribunal, organization, or any regulatory administrative or other

Exploration Agreement

agency or any political or other subdivision, department, or branch of any of the foregoing.

(bb)	“Governmental Official” has the meaning given in Section 17.2(a)(i);

(cc)	“Hunt Affiliate” means” an affiliate of Hunt;

(dd)	“Hunt Party” means Hunt and /or a Hunt a Hunt Affiliate, as the context dictates;

(ee)	“Insolvent Party” has the meaning given in Section 14.1(b);

(ff)
“Intellectual Property Rights” includes all industrial and intellectual property rights whether protected by statue, at common law or in equity, including all copyright and similar rights which may be subsist or after the Commencement Date subsist in works or other subject matter, rights in relation to Inventions (including all patents and patent applications), trade secrets and know how, proprietary information, rights in relation to designs (whether or not registered), rights in relation to registered and unregistered trademarks, domain names, circuit layout designs and rights in relation to circuit layouts, but excludes non assignable moral rights and similar non assignable personal rights of authors and producers;

(gg)
“Joint Venture” means a commercial relationship between Eldorado or its nominee and CCSA as shareholders and, if applicable creditors, of the Joint Venture Company which established pursuant to Section 9.2;

(hh)	“Joint Venture Activities” has the meaning given in the JV Terms;

(ii)	“Joint Venture Company Agreement” means a shareholders agreement entered into between Eldorado or its nominee and CCSA pursuant to Section 9.3;

(jj)	“Joint Venture Company” has the meaning given in Section 0;

(kk)	“JV Terms” means the terms and conditions outlined in Schedule C which will form the basis of the Joint Venture Company Agreement;

(ll)	“Law” means any law in force from time to time, as amended, consolidated, supplemented or replaced, including:

(i)	any national, federal, provincial, territorial, state, regional, municipal, or local statue, law, by-law, rule, regulation, code, ordinance or rule of any applicable stock exchange;

Exploration Agreement

(ii)	any judgment, decree, writ, administrative interpretation, guideline, policy, injunction, order or the like, of any Governmental Authority;

(iii)	common law or equity;

(iv)	any Governmental Authority standard, protocol, order, requirement, permit, licence, approval or consent (including conditions in respect of those instruments);

(mm)	“List” has the meaning given in Section 15.8(a);

(nn)	“Member” means a member of the Technical Committee;

(oo)	“Mineral Rights” means:

(i)
any prospecting licence, mining or mineral claim, exploration licence, mining lease, mining licence, mineral concession, tenement and other forms of mineral tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized by or under applicable Law in the suits of Mineral Right, whether contractual, statutory or otherwise; or

(ii)	any interest in any Mineral Right described in Section 1.1(oo)(i);

(pp)
“Minerals” means all ores, solutions and concentrates or metals derived from them, containing precious, base and industrial minerals (including gems) which are found in, on or under a Project and may lawfully be explored for, mined and sold under the Mineral Rights and other instruments of title under which the Project is held;

(qq)	“New Project” has the meaning given in Section 6.2;

(rr)	“New Project Acceptance Notice” has the meaning given in Section 6.5;

(ss)	“New Project Commencement Date” has the meaning given in Section 6.2;

(tt)	“New Project Notice” has the meaning given in Section 6.4(a);

(uu)	“Non-operating Party” means:

(i)	in the case where Hunt or a Hunt Affiliate is Operator, Eldorado; and

(ii)	in the case where Eldorado or an Eldorado Affiliate is Operator, Hunt;

Exploration Agreement

(vv)	“Objection Period” has the meaning given in Section 5.8;

(ww)	“Officials” has the meaning given in Section 3.2(p)(iii);

(xx)
“Operations” means every kind of work done, or activity performed by the Operator on or in respect of a New Project to explored for gold and other Minerals including investigating, prospecting, exploring, analysing, property maintenance, sampling, assaying, preparation of reports, estimated and studies, surveying, rehabilitation, reclamation and environmental protection, and any management and administration necessary to conduct the foregoing work activities;

(yy)	“Operator” means the operator of Operations conducted for or in respect of a New Project prior to the formation of the Joint Venture;

(zz)
“Operator’s Fee” means in the case where Hunt or Eldorado (or their respective Affiliates) is the Operator, a charge equal to 7% of the items of Expenditure referred to in Sections 1.1(w)(ii) to 1.1(w)(x), that have been incurred and paid;

(aaa)	“Operatorship” means the period in which a person is the Operator;

(bbb)	“Option” has the meaning given in Section 8.1;

(ccc)	“Option Exercise Notice” has the meaning given in Section 8.3(a)(a);

(ddd)
“Option Period”, for each New Project in respect of which CCSA has granted Eldorado or its nominee on Option, means the period commencing on the dated on which CCSA grants to Eldorado or its nominee the Option and which terminates on the dated on which Eldorado exercises in the Option or terminates the Option or this Agreement, whichever event is the earlier;

(eee)	“Other Rights” means:

(i)	any interest in real property, whether freehold, leasehold, license, right away, easement;

(ii)	any other surface or other right in relation to real property, and

(iii)	any right, license or permit in relation to the use of water,

but excludes any Mineral Right;

(fff)	“Participating Interest” has the meaning given in the JV Terms;

Exploration Agreement

(ggg)	“Party” means Eldorado, Hunt or CCSA as the context dictates and “Parties” means both Eldorado, Hunt and CCSA;

(hhh)	“Permitted Encumbrance” means an Encumbrance encumbering a New Project which is the subject of a New Project Acceptance Notice and was disclosed in the respective New Project Notice:

(iii)	“Personnel” mean:

(i)           in relation to a Party:

(A)
any of its directors, officers, employees, agents, consultants, invites, contractors, subcontractors (including Subcontractors’ Personnel) or representatives involved either directly or indirectly in the performance of the Party’s obligation under this Agreement; and

(B)
its Affiliates and any of their respective directors, officers, employees, agents, consultants, invitees, contractors, subcontractors or representatives involved either directly or indirectly in the performance of the Party’s obligations under this Agreement;

(ii)
in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of a Party’s obligations under this Agreement;

(jjj)	“Program” means any material for a year or other applicable period to carry out Operations on a New Project and incur Expenditure and must include a Budget;

(kkk)
“Project” means any Mineral Rights and Other Rights and the geographical area which is the subject of or pertains to those Mineral Rights and Other Rights together with any present or future renewal, extension, modification, substitution, amalgamation or variation of any of those Mineral Rights or Other Rights (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain) or any interest therein;

(lll)	“Public Disclosure” has the meaning given in Section 13.2;

(mmm)	“Rejected New Project” has the meaning given in Section 6.6(a);

(nnn)	“Rules” has the meaning given in Section 15.4

(ooo)	“Share Capital Contribution” has the meaning given in the JV Terms;

Exploration Agreement

(ppp)
“Stage 1” means reconnaissance stage exploration and includes the pre-drilling assessment of any grassroots projects and may include satellite image analysis, reconnaissance mapping, prospecting and reconnaissance geochemical surveys, but shell not include any drilling;

(qqq)	“Stage 2” means advanced stage exploration and includes follow-up exploration focussing on drilling and associated detailed geological work, culminating in a Stage 2 Study;

(rrr)	“Stage 2 Notice” has the meaning given in Section 7.6;

(sss)
“Stage 2 Study” means either a scoping study or a preliminary economic assessment, which, unless all parties agree otherwise, shall be in the form of a NI 43-101 compliant technical report, prepared by Eldorado in respect of a New Project (and if required, for Hunt purposes, to be prepared for Hunt by an independent qualified person (“QP”), then the Eldorado report will be incorporated into a stand-alone for Hunt by an independent QP, at Hunt’s expense);

(ttt)
“Stage 3” means joint venture stage and includes feasibility-level work and subsequent development of a New Project under the terms of a Joint Venture Company Agreement, following Eldorado’s decision to exercise the respective Option;

(uuu)	“Subcontractor” means any person engaged by a Party to perform any part of that Party’s obligations under this Agreement and includes a supplier of that Party;

(vvv)	“Subsidiary” has the meaning given in Section 1.3(a);

(www)	“Target Project” has the meaning given in Section 6.1;

(xxx)	“Technical Committee” has the meaning given in Section 4.1; and

(yyy)	“Title Documents” has the meaning given in Section 8.2(a).

1.2           Interpretation

Unless the context otherwise expressly requires, in this Agreement:

(a)	the singular includes the plural and conversely and a gender includes all genders;

(b)	if a word or phrase is defined, it’s other grammatical forms have a corresponding meaning;

Exploration Agreement

(c)	a reference to a person (including a Party) includes an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Authority;

(d)	a reference to a Section, schedule or annexure is a reference to a Section of, or a schedule or annexure to, this Agreement;

(e)	a reference to any Party includes that Party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns;

(f)
a reference an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(g)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law , ordinance or statutory instrument issued under it;

(h)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;

(i)	a reference to “$” or “CAD” is to currency of Canada;

(j)	a reference to “USD” or “US$” is to the currency of the United States of America;

(k)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(l)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;

(m)
a provision of the Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provisions in Agreement;

(n)	if an act prescribed to be done on a specified day which is not a Business Day, it must be done instead on the next Business Day;

(o)	where the phase “to the best of the knowledge of” or similar expressions are used in this Agreement, it will be required that the person respect of whom the phrase is used will have made the

Exploration Agreement

enquires that are reasonably necessary to enable that persons to make the statement or disclosure; and

(p)
a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this Section 1.2(p) implies that performance of part of an obligation constitutes performance of the obligation.

1.3           Subsidiary Involvement

(a)
The Parties acknowledge and agree that, in order to fully and effectually enjoy their respective rights, and perform their respective obligations, under this Agreement, it may be necessary or desirable, from time to time, for a Party to cause a corporation or other body corporate to be incorporated, formed or established including under applicable Law in the situs of a Project and Controlled by such Party (a, “Subsidiary”) to do, or refrain from doing, certain acts and things in furtherance of the covenants and agreements of that Party under this Agreement.

(b)
Each Party covenants and agrees with the other Party that, whenever the performances by that Party of an obligation under this Agreement requires any involvement by a Subsidiary of that Party, that Party will cause its Subsidiary to promptly execute all such instruments and do all such acts and things as may be necessary or desirable in order for that Party’s obligations under this Agreement to be fully and effectively performed on a timely basis.  Whenever in this Agreement an obligation is ascribed to a Party and that obligation can only be performed by that Party’s Subsidiary, that Party will be deemed to have obliged itself, as principal, and its Subsidiary, as the Subsidiary’s authorized agent, to perform such obligation.

(c)	Where this Agreement refers to a ‘nominee’, it is agreed that nominees are limited to Subsidiaries of a Party.

1.4           Schedules

The following schedules are attached to and incorporated in this Agreement:

Schedule A – Agreement Area

Schedule B – Current CCSA Properties

Schedule C – JV Terms

Exploration Agreement

2.           Purpose of Agreement

2.1           Purpose

The Parties have agreed to enter into this Agreement for, among others, the following purposes:

(a)	to carry out exploration for Minerals in the Agreement Area:

(b)
if warranted, the establishment of one or more Joint Ventures for the further exploration for, and if warranted, the development of, any economically viable deposits of Minerals discovered in the Agreement Area; and

(c)	any other activity in connection with or incidental to any of the foregoing.

2.2           Agreement Area

Subject to this Agreement, the area in which this Agreement is to take effect is the Agreement Area.

2.3           Project Development

(a)
It is intended that the Hunt Parties will introduce to Eldorado any projects in the Agreement Area which the Hunt Party’s consider prospective and, if Eldorado decides that it considers such Project of sufficient interest then, pursuant to Section 6.3, such Project shall be designated as a New Project.

(b)	The evolution of New Projects are expected to follow a staged progression, being Stage 1 to Stage 2 to Stage 3, provided that a New Project shall not necessarily;

(i)           enter the progression at Stage 1; or

(ii)           proceed through all three stages;

and its evolution may either be accelerated or may be terminated by Eldorado, as hereinafter provided.

(c)	The Parties acknowledge and agree that:

(i)	the Current CCSA Properties are deemed accepted as New Projects at Stage 1; and

(ii)	a New Project at Stage 2 designation is appropriate for the Bajo Pobre Project,

Exploration Agreement

both as detailed in Section 6.5(d).

2.4           Limited Exclusivity

Except as expressly provided otherwise this Agreement:

(a)           The Parties and any Affiliates of the Parties may:

(i)
enter into, conduct and benefit from, any business venture or activity of any kind with any other person anywhere other than the Agreement Area whether or not competitive with the activities undertaken under this Agreement, without disclosing those activities to the other Party or inviting or allowing the other Party to participate in that business venture;

(ii)	enter into or maintain any contract, arrangement, alliance or understanding with any other person without any restriction by this Agreement, in each case separate and apart from this agreement;

(iii)	acquire any Project in the Agreement Area that has been rejected, abandoned or surrendered in accordance with this Agreement; or

(iv)
use, for any reason not related to the Agreement, any geological, geophysical, geochemical, metallurgical or operational concept, model or principal of any kind, whether or not arising from or coming to the attention knowledge of a Party or an Affiliate of a Party by reason of this Agreement

(b)	Eldorado and Eldorado Affiliate may acquire any Project in the Agreement Area as long as either:

(ii)
such Project has not been the subject of any New Project Notice (other than a New Project Notice in respect of a New Project not registered to Hunt or a Hunt Affiliate, in which case acquisition by Eldorado, an Eldorado Affiliate or any party, including Hunt or a Hunt Affiliate, on behalf of Eldorado, solely for the purposes of this Agreement is permitted); or

(iii)
such Project has been in subject of a New Project Notice and 3 years or more have expired from either the date such became a Rejected New Project or was surrendered or abandoned pursuant to Section 7.4, provided that such acquisition is not as the result of exploration by Eldorado in the Agreement Area;

(c)           The Hunt Parties shall be free to hold, explore and develop:

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(iv)        the Fomicruz Projects; and

(v)	any other Project in the Agreement Area, if such is Rejected New Project;

free from any obligations hereunder;

(d)
Neither Party will be under any fiduciary or obligation not set out herein to the other Party which will prevent or impede that Party from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Parties under this Agreement; and

(e)
The legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Parties will not apply with respect to participation by any Party in any business activity or endeavour external to this Agreement, and a Party will not be accountable to the other Party for participation in any such business activity or endeavour external to this Agreement which is in direct competition with any business or any activity undertaken under or pursuant to this Agreement.

3.           Representations and Warranties

3.1           Mutual Representations and Warranties

Each Party represents and warrants to the other Parties that:

(a)	Except as provided in this Agreement or consented to by the other Parties each of its respective statements made herein in Section 3 is true and correct in all material respects;

(b)	It is duly formed in its place of incorporation or organizations;

(c)	It is good standing with respect to the filing of annual reports under the legislation under which it was incorporated or organized;

(d)	It has full legal capacity and power:

(i)	to own its property and assets and to carry on its business; and

(ii)	to enter into this Agreement and to perform its obligations under this Agreement;

Exploration Agreement

(e)	It has taken all corporate action that is necessary to authorize its entry into this Agreement and to perform its obligations under this Agreement;

(f)
This Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy subject to laws generally affecting creditors’ rights and to principles of equity;

(g)
The execution, delivery and performance by it of this Agreement does not or will not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)	its constitution or other constating documents;

(ii)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(iii)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or any of its property is bound;

(h)
No litigations, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to the best of its knowledge, threatened against it which if adversely decided could, in the reasonable opinion of the Party’s management, have a material adverse effect on the Party’s business, assets or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

(i)	No liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property; and

(j)
To the best of its knowledge after making due enquiry, there are no facts, matters or circumstances which give any person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver and manager or other external administrator to it or any of its property.

Each representation and warranty contained herein will be treated as made and be binding upon each Party continuously during the term of this Agreement and each Party must immediately notify the other Party if any of its representations and warranties set out herein are not true and correct in any material respect at any time during the term of this Agreement.

Exploration Agreement

3.3           Representations and Warranties of the Hunt Parties

The Hunt Parties jointly and severely represent and warrant to Eldorado that:

(a)
Except as expressly provided otherwise in this Agreement, no authorization, approval, order, license, permit or consent of any Governmental Authority or other third person, and no registration, declaration or filing by any Hunt Party with any such Governmental Authority is required in order for each Hunt Party:

(i)	to consummate the transactions contemplated by this Agreement;

(ii)	to execute and deliver all of the documents and instruments to be delivered by each Hunt Party under this Agreement;

(iii)	to duly perform and observe the terms and provisions of this Agreement; and

(iv)	to render this Agreement legal, valid, binding and enforceable;

(b)
Except where expressly disclosed otherwise in writing to Eldorado, the Hunt Party is the beneficial and registered or recorded owner of the undivided interest in the New Project as the respective Hunt Party has specified to Eldorado;

(c)
To the best of each Hunt Party’s knowledge, all the Mineral Rights comprising the New Project have been validly and property located, staked, tagged and recorded in accordance with the laws of the jurisdiction in which the New Project is located and there are no disputes, threatened or now existing which a Hunt Party is aware, as to title to or the staking or recording those Mineral Rights;

(d)	The New Project is properly and accurately described in the corresponding New Project Notice;

(e)	Each New Project and each Hunt Party’s interest in the New Project is, to the best of each Hunt Party’s knowledge, free and clear of any Encumbrance (save any Permitted Encumbrance);

(f)
Except where expressly disclosed otherwise in writing to Eldorado each Hunt Party has, to the best of each Hunt Party’s knowledge obtained or acquired all rights or powers necessary in, over or to the surface area of the New Project to access the New Project and to conduct exploration and mining operations on the New Project necessary to be obtained or acquired as at the date of exercise of the Option by Eldorado;

Exploration Agreement

(g)
To the best of each Hunt Party’s knowledge, all work or expenditure obligations applicable to the New Project, all reports of the work or expenditure and other requirements to be satisfied or filed to keep the New Project in good standing which were to have been satisfied as at the date of exercise of the Option by Eldorado have been satisfied or filed to the satisfaction of the applicable Governmental Authority;

(h)
To the best of each Hunt Party’s knowledge, all rentals, taxes, assessments, renewal fees and other governmental charges applicable to, or imposed on, the New Project which were due to be paid on or before the date of exercise of the Option by Eldorado have been paid in full;

(i)
Each Hunt Party and its Personnel have conducted all activities on or in respect of the New Project in compliance and the New Project itself complies with all applicable statues regulations, by-laws, laws, orders and judgments, and all detectives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable Governmental Authority;

(j)
To the best of each Hunt Party’s knowledge, there are no actual alleged, potential or future adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to, the ownership of, or title to, the New Project or of any challenge to a Hunt Party’s right, title or interest in the New Project nor to the best of its knowledge is there any basis for any of the foregoing;

(k)
To the best of each Hunt Party’s knowledge, the Property does not lie within any protected area, rescued area, reserve, reservation, reserved area or special needs lands as designated by an Governmental Authority having jurisdiction that would impair the exploration for Minerals or the development of a mining project on the New Project;

(l)
To the best of each Hunt Party’s knowledge, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the New Project or the conduct of the business related to the New Project, nor to the best of Hunt’s knowledge has any activity on the New Project been in violation of any applicable environment law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to the New Project are in compliance with those laws, regulations, prohibitions and orders;

(m)
To the best of each Hunt Party’s knowledge, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable) from,

Exploration Agreement

on, in or under the New Project or into the environment, except releases expressly permitted or otherwise authorized by applicable law;

(n)
To the best of each Hunt Party’s knowledge and except as expressly permitted by the terms of the Mineral Rights comprising the New Project, no toxic or hazardous substance or waste has been treated, disposed of or is located or stored on the New Project as a result of activities of a Hunt Party or its predecessors in title or interest;

(o)
To the best of each Hunt Party’s knowledge, there is no pending or ongoing claims or actions taken by or on behalf of any native or indigenous persons with respect to any lands included in the New Project;

(p)	No Hunt Party or its Personnel have made or offered with respect to the matters which are the subject of this Agreement:

(i)	any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party where such payment or advantage would violate applicable Law of a Hunt Party;

(ii)
except as may be required by the terms of the Minerals Rights comprising the New Project, any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party which is based or calculated employed, cost incurred, cash flow, revenue, or profit earned or generated or estimated to be earned or generated by a Hunt Party in respect of the New Project; or

(iii)
any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage, whether directly or through intermediaries, to or for the use of any person, while knowing or being aware of a high probability that any such money or thing of value will be offered, paid, given or promised, directly or indirectly, to any public official including any person holding a legislative, administrative or judicial office, exercising a public function for a public agency, a public enterprise or a public international organisation (collectively “Officials”), for the purposes of influencing any act or decision of such Officials in their official capacity, or inducing such Officials in their official capacity, or inducing such Officials to use their influence in obtaining or retaining business for or with, or directing business to, a Hunt Party; and

(q)	Hunt, directly and through Subsidiaries, is the shareholder of and controls CCSA.

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Each representation and warranty contained herein will be treated as made and be binding upon the Hunt Parties continuously during the term of this Agreement and a Hunt Party must immediately notify Eldorado if any of its representations and warranties set out herein are not true and correct in any material respect at any time during the tern of this Agreement.

4.           Technical Committee

4.1           Mandate

A committee (the “Technical Committee”) is hereby constituted and shall be responsible for all management decisions concerning the exploration and development of New Projects and shall instruct and provide oversight to the Operations and activities of the Operator.

4.2           Powers

The Technical Committee will, without limiting any of its powers as specified elsewhere in this Agreement, have the exclusive right, power and authority to;

(a)	approve, modify, or reject any Program or Budget;

(b)	to direct the Operator and all Operations;

(c)	to modify or delineate the geographical area of any New Project; and

(d)	establish according procedures to be used by the Operator.

4.3           Excluded Powers

Unless unanimously agreed in writing by each Member of the Technical Committee, the Technical Committee has no power to:

(a)	amend the terms of this Agreement; or

(b)	determine that any payment required to maintain in good standing an option or acquisition agreement in respect of a New Project, is to be excluded from a Budget.

4.4           Composition

(a)	The Technical Committee will have 4 Members, and each of Eldorado and Hunt will be entitled to appoint 2 Members.

(b)	A Party entitled to appoint a Member has the right to remove any Member appointed by that Party and to fill vacancies in the office of a Member appointed by that Party.

Exploration Agreement

(c)
Every appointment and removal of a Member by a Party takes effect when written notice of that appointment or removal signed by that Party is received by that Party is received by the other Party (accompanied, in the case of an appointment, by the written consent of the appointee to act as a Member) or at a later time specified in the notice.

(d)
Each Party may (in the same manner as specified in Section 4.4(b)) appoint, remove and replace an alternate for each Member appointed by it, and each alternate will for all purposes be deemed to be a Member in the absence of the Member whose alternate he or she is.

(e)
Whenever any Member or alternate Member votes or acts, that Member’s votes or actions will for all purposes of this Agreement be considered the actions of the Party who appointed that Member. Each Party must give written notice to the other Party from time to time as to the names, addresses, telephone numbers and facsimile numbers of their respective Members and alternate Members, as the case may be.

4.5           Meetings of the Technical Committee

(a)
Meetings of the Technical Committee may take place by means of actual meetings, counterpart resolutions delivered by electronic mail or facsimile, mail or courier or by means of conference telephones or other communication facilities by which means all Members or alternate Members participating in the meeting can hear each other and participate. The persons participating in a meeting in accordance with this Section will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum for the meeting and be entitled to speak and vote at that meeting.

(b)
Unless specified otherwise in this Agreement, Eldorado must convene regular meetings of the Technical Committee at least quarterly. A special meeting of the Technical Committee may be convened at any time and from time to time by either Party.

(c)
The Party convening a meeting of the Technical Committee must provide the other Party with not less than 10 Business Days notice in writing of such meeting unless such notice is waived by the other Party. The first regular meeting of the Technical Committee must be convened by Eldorado within 30 days of the Commencement Date.

(d)
Each Member may be accompanied at meetings of the Technical Committee by a reasonable number of observers and advisers if that Member gives prior notice to the other Member of his or her intention to exercise that right. No observer or adviser will be entitled to vote on matters before a meeting of the Technical Committee.

Exploration Agreement

(e)	The business of meetings of the Technical Committee shall be conducted in English.

(f)	Any meetings which take place by means of an actual meeting must be held in Canada and minimum of one (1) such meeting must take place each year.

4.6           Chairperson

Eldorado will have the right to appoint, from among the Members, the chairperson of the Technical Committee. The chairperson will be entitled to vote on matters before a meeting of the Technical Committee.

4.7           Voting and Quorum

(a)
Voting by the Technical Committee may be conducted by verbal or written ballot, if the meeting is held in person, or by ballot transmitted by electronic mail or facsimile if the meeting is convened in part or in whole by electronic means.

(b)	Each member will have one vote on all issues brought before the Technical Committee. In the event of a tie vote of any matter before the Technical Committee, the chairperson will have a casting vote.

(c)	Except as provided in Section 4.7(c), a quorum of any meeting of the Technical Committee will consist of any combination consisting of one Member or one alternate Member of each Party.

(d)
If a quorum is not present within 30 minutes after the time fixed for holding any meeting of the Technical Committee, then the meeting will be adjourned to the same day in the next week (unless that day is a Business Day in which case it will be adjourned to the next following Business) at the same time and place.  At the adjourned meeting the Members or alternate Members present (which may include only one person) will form a quorum and may transact the business for which the meeting was originally convened.

(e)
There must be included with a notice of meeting such material and data as may be required to enable the Members to make a reasonable determination as to the position they should take in respect of any vote or election to be made at such meeting.

4.8           Minutes

The Chairperson must prepare and distribute notices and an agenda of meeting in respect of, and keep records of the proceedings at, each of the Technical Committee and distribute same to each Party. To assist in keeping minutes of the proceedings, a meeting may be recorded.  Unless and Party who’s

Exploration Agreement

Member was present at the relevant meeting objects by notice in writing delivered to Eldorado within 30 days of receipt of the minutes of a meeting, detailing the basis for such objection, the minutes so distributed will be deemed a conclusive record of the proceedings at that meeting. The Parties will not effect any action based on minutes which are in dispute and, in the event of any dispute in respect of the minutes, the Parties must reconvene a Technical Committee meeting within 5 Business Days to resolve such dispute.

5.           Operator-Rights and Obligations

5.1           Operator

(a)           CCSA will be the Operator until:

(i)	removed pursuant to either the terms of this Agreement or the JV Terms;

(ii)	the termination of the Option; or

(iii)	the termination of this Agreement,

whichever is the earlier.

(b)
For so long as CCSA is Operator, Eldorado may, upon reasonable prior notice to CCSA, assign any employee of Eldorado or an Eldorado Affiliate to participate in the Operations, with any costs of such participation to be borne by Eldorado.

5.2           Removal of Operator

In respect of any New Project, the Operator will be deemed to have resigned and Eldorado or its affiliates will become Operator, upon notice from Eldorado to CCSA and effective on the date designated in the notice, if:

(a)
CCSA fails to perform any obligation imposed upon it as Operator under this Agreement and action to rectify or remedy that failure is not taken within 20 Business Days after receiving a notice from Eldorado demanding performances;

(b)	CCSA becomes an Insolvent Party; or

(c)	The Technical Committee determines, acting reasonably, that the size or nature of Programs warrants the change.

The Parties agree that the appointment of Eldorado or its Affiliate or as the successor Operator will be deemed to pre-date that date on which CCSA became an Insolvent Party.

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5.3           Third Party Operator

Except for a Party’s Affiliate, no third party may be retained to act as the Operator unless:

(a)	Hunt and Eldorado agree in writing; and

(b)	the third party agrees in writing to be bound by all of the same duties and obligations imposed on CCSA as the Operator under this Agreement and, in particular, under this Section 5.

5.4           Authority of Operator

Subject to this Agreement, the Operator, will have:

(a)
full physical possession and control of the New Projects and all powers and, subject to Section 5.5(a), authorities necessary or desirable to enable the Operator to carry out or procure the carrying out of all Operations; and

(b)	without limiting Section 5.4(a), the sole and exclusive right to:

(i)	enter in, under or upon the New Projects and to conduct the Operations and related activities on the New Projects;

(ii)	exclusive and quiet possession of the New Projects;

(iii)	bring upon and erect upon the New Projects buildings, plant, machinery and equipment as the Operator may deem advisable;

(iv)	remove from the New Projects and dispose of, reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests; and

(v)	do such prospecting, exploration, development or other mining work on and under the New Projects as contemplated by an Approved Program.

5.5           Operator’s Obligations

During its Operatorship, the Operator covenants to and must:

(a)	Follow all directions and recommendations of the Technical Committee;

(b)
conduct and cause its Personnel to conduct all Operations in accordance with any standards that Eldorado directs, acting reasonably, are to apply to the conduct of Operations contemplated by an Approved Program;

Exploration Agreement

(c)	conduct all Operations in accordance with an Approved Program and in a manner consistent with good explorations, engineering and mining practice and in compliance with any applicable Law;

(d)	pay all Expenditure properly incurred pursuant to an Approved Program promptly as and when due;

(e)
keep the New Projects in good standing as required by applicable Law including by payment of taxes or other charges, the doing and filing of all necessary work and reports and by the doing all other acts and things and making all other payments which may be necessary in that regard and upon the written request of the Non-operating Party, provide it with evidence of such payments;

(f)
keep the New Project free and clear of all Encumbrances (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator) and to proceed with all diligence to contest and discharge any such Encumbrance that is filed;

(g)	subject to Section 5.1(b), permit any Personnel of the Non-operating Party:

(i)	at their own expense and risk, access to the New Project at all reasonable times; and

(ii)	access to all records (whether in tangible or electronic form) of the Operator pertaining to the Operations and the New Project;

(h)	permit the Non-operating Party, upon being provided with reasonable notice, to inspect and copy, at all reasonable times, any Exploration Data;

(i)
during the Option Period and for a period of 2 years after the expiry or termination of the Option Period and otherwise in accordance with Canadian generally accepted accounting principles consistently applied, maintain true and correct books, accounts and records of Expenditure;

(j)
except for the first year of the Option Period (in which case the Program and Budget must be provided to each Member of the Technical Committee within 60 days after the commencement of the Option Period), purpose to each Member of the Technical Committee for review and approval a Program and Budget for each 12 months of the Option Period at least 90 days prior to the commencement of that 12 month period;

(k)	deliver to each Member of the Technical Committee monthly progress reports indicating the status of any Approved Program being

Exploration Agreement

conducted on the New Project and disclosing any significant technical data learned or obtained in connection with such work, but no reports will be required during those periods in which where no work being conducted;

(l)
deliver to each Member of the Technical Committee annually, within 90 days after the end of each year, report on the Operations conducted on or with respect to the New Project for the previous year or other applicable period summarizing any significant technical data learned or obtained and providing a breakdown of Expenditure incurred in carrying out the Approval Program for that year or other applicable period;

(m)	promptly notify a Non-operating Party of any material exploration results or adverse events; and

(n)
obtain and maintain, and cause any and all Subcontractors to obtain and maintain, during any period in which Operations are conducted, at least the following minimum insurance cover, naming Eldorado and Hunt as additional insured parties, until all Operations have been completed:

(i)	statutory workers’ compensations insurance for all of the Operator’s personnel required under the applicable worker’s compensation law;

(ii)	employer’s liability insurance with a limit on liability of not less than USD1,000,000 for each accident;

(iii)
comprehensive commercial general liability insurance with a limit on liability of not less than USD1,000,000, combined single limit, for each occurrence, for bodily injury and property damage, arising out of any Operations performed under this Agreement by the Operator; and.

(iv)
comprehensive automobile liability insurance covering all vehicles, hired; owned and non-owned, with a limit on liability of not less than USD1,000,000 combined single limit per occurrence for bodily injury and property damage.

5.6           Insurance-Other Requirements

The forms of the policies of all insurance, the companies issuing the same, and all other matters with respect to the adequacy of insurance coverage as required under Section 5.5(n), will be subject to prior approval by the Technical Committee. The Technical Committee may direct the Operator to vary the terms and conditions of any insurance policy specified in Section 5.5(n) or effect and maintain any additional insurance that may be required by applicable Law or that

Exploration Agreement

is otherwise considered necessary or desirable by the Technical Committee having regard to, among other things, the location of the New Project. Certificates evidencing such insurance and naming each Party as an insured must be delivered to each Party at its address for service set out in Section 16 within 5 Business Days after such certificates become available. Each such certificate must include a provision that:

(a)	Eldorado will be given not less than 30 days prior written notice by registered mail of any cancellation or reduction of coverage;

(b)	provides that the insurer waives all rights, remedies or relief to which it might become entitled by subrogation against any of the persons comprising the insured; and

(c)	provides that the policy will be primary and that the insurer waives all rights it might have in relation to contribution from other insurers of Eldorado or its Affiliates.

5.7           Funding of Expenditure

(a)
Until either the Option is exercised or a New Project is abandoned or deemed abandoned and no longer constitutes a New Project, Eldorado shall fund Expenditures incurred in Budget and Program approved by the Technical Committee.

(b)
For so long as CCSA is Operator and as long as there is an Approved Program and a corresponding Approved Budget, the Operator must, in respect of such Approved Program, issue a notice to Eldorado (“Funding Notice”).

(c)	A Funding Notice must:

(i)
be in respect of the total sum of Expenditures anticipated by the Operator under an Approved Budget for the two calendar months following the two month period which was the subject of the immediately preceding Funding Notice;

(ii)
specify the items in the Approved Budget and the corresponding Approved Program to which the proposed Expenditure relates, together with such further detail (if any) as the Technical Committee may from time to time prescribe; and

(iii)	be submitted no later than 30 Business Days prior to the commencement of the respective two calendar month period.

(d)
Except where Eldorado (acting reasonably) disputes the Expenditure specified in the Funding Notice, Eldorado must remit the amount of the Expenditure recorded in the Funding Notice to the Operator no later

Exploration Agreement

than 5 Business Days prior to commencement of the two month period to which the Funding Notice pertains. If Eldorado disputes an item of Expenditure in a Funding Notice, then Eldorado must notify the Operator of the item disputed and specify the reason for the dispute. Payment of the disputed item may then be withheld by Eldorado until settlement of the dispute, as long as payment of any undisputed Expenditure in a Funding Notice is made in full.  Any remittance of Expenditure recorded in a Funding Notice under this Section 5.7(d) by Eldorado to the Operator will not be deemed to constitute a waiver of its right to dispute any item of Expenditure in that Funding Notice.

(e)
Each month, within 2 Business Days of the previous month-end, the Operator shall provide Eldorado a report on Expenditures actually made in that previous month in such reasonable detail as Eldorado may request.

5.8           Expenditure Statement and Audit

Unless waived in writing by the Non-operating Party, within 60 days following the expiry of a year or other applicable period during the Option Period, the Operator must provide the Non-operating Party with a certified itemized statement of Expenditure incurred during that year or other applicable period.  The itemized statement of Expenditure incurred in any period certified to be correct by an officer of the Operator will be conclusive evidence of the making of the Expenditure recorded in the statement unless within the 60 days after making receipt of that statement (“Objection Period”) the Non-Operating Party delivers a written detailed objection to the statement to the Operator.  If the Non-operating party delivers such an objection, then it will be entitled to request that the auditor of the Operator audit the Expenditure recorded in the statement of Expenditure that is the subject of the objection. At the conclusion of the audit:

(a)	if the auditor determines that the statement of Expenditure was accurate within 3% percent of actual Expenditure, then the reasonable costs of the audit will be borne by the Non-operating Party; or

(b)
if the auditor determines that the statement of Expenditure overstated or understated Expenditure actually made by greater than a 3% margin, then the costs of the audit will be borne by the Operator and the Operator shall, within 20 Business Days, repay the full amount of the overstatement (together with interests therein at the rate of 10% per annum) to Eldorado.

and, in all events and whatever the misstatement, only the actual Expenditure so determined will constitute Expenditure for the purpose of this Agreement.

Despite anything in this Agreement to the contrary, the auditor’s determination of Expenditure will be final and determinative of the amounts stated in the

Exploration Agreement

statement in question, and will not be or constitute a Dispute subject to Section 15. For the greater certainty, the costs of any such audit will not constitute Expenditure under this Agreement.

5.9           Emergency Expenditure

Notwithstanding any other provision of this Agreement, the Operator will be entitled to incur as Expenditure all costs and expenses reasonable and necessary to preserve or protect or protect health, safety, property or the environment in respect of a New Project provided timely notice of any such Expenditure must be given by the Operator to the Non-Operating Party.

5.10           Budget Overruns

Except as provided in Section 5.9, CCSA as Operator, must obtain the prior written consent of Eldorado prior to incurring Expenditure in excess of 10% greater than the projected Expenditure specified in the Approved Budget. Operator does not guarantee that Expenditures contained in a Budget will achieve the planned objectives or complete all planned objectives or complete all planned activities. Operator shall curtail further activities without liability or obligation (other than the obligation of general competence and compliance herewith) when the Expenditures have reached 110% of the Budget.

5.11           Indemnity on Access

(a)
The Non-operating Party must indemnify the Operator and its Personnel from and against any Claim that the Operator or its Personnel suffer, sustain or incur arising out of or in connection with any injury (including injury causing death) to any Personnel of the Non-Operating Party while in or on the Property; and

(b)
The Non-operating Party’s liability under Section 5.11(a) will be reduced proportionately to the extent that the Claim was caused by the default or negligent act or omission of the Operator or its Personnel.

5.12           Operator’s Fee

The Operator will, during the period in which it acts as Operator, be entitled to charge the Operator’s Fee. The Operator’s Fee will quality as Expenditure.

5.13           Obligations to Inform

During the term of this Agreement, each Party must, and must cause its Affiliates to:

(a)	promptly deliver to the other Party an notice, demand or other material communication relating to the New Project that it or any of its Affiliates receive; and

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(b)
obtain the prior written consent of each other Party (which consent must not be unreasonably withheld or delayed) to the sending by it or its Affiliates of any notice, demand or other material communication relating to the New Project to any third person including any adjacent property owner or any Governmental Authority.

5.14           Registered Title during Option Period and Abandonment

(a)	Except as expressly provided otherwise by this Agreement (including under Section 8.2), until such time as:

(iv)	a Joint Venture is formed in respect of a New Project; or

(v)	the Option is terminated by Eldorado in accordance with this Agreement,

whichever is the earlier, the Operator must remain the registered holder and beneficial owner of the Mineral Rights comprising a New Project.

(b)           The Operator must not:

(i)	create, or if created, permit to remain, any Encumbrance upon a New Project; or

(ii)	abandon or surrender any of the Mineral Rights comprising a New Project without the prior written consent of the Technical Committee.

6.           Target Projects

6.1           Identification of Projects

Subject to this Agreement, from the Commencement Date, the Hunt Parties must, at Eldorado’s cost and pursuant to an Approved Program, use commercially reasonable efforts to identify and explore for Projects which are reasonably anticipated to host large scale economic reserves of Minerals (a “Target Project”). The Hunt Parties acknowledge and agree that the primary focus of Target Project generation activities will be styles of gold deposit and mineralization that host larger accumulations of gold within the range of known deposit occurrences. For avoidance of doubt, Eldorado’s sole remedy for a breach of this Section (other than in respect of a situation where a Hunt Party identities a Target Project and reserves or uses same for its own or a third party’s advantage) shall be termination of this Agreement.

6.2           New Project

A Target Project will be deemed to be a “New Project”:

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(a)	in the case of a Target Property rights to which have been acquired by Hunt or a Hunt Affiliate, on the date on which it is, pursuant to Section 6.3, deemed to have been acquired; and

(b)
in all other cases, when Hunt has obtained all reasonably available information concerning the Target Property that is required to be included in a New Project Notice and has come to the conclusion that such Target Property is sufficiently prospective to be the subject of a New Project Notice,

(in each case, the “New Project Commencement Date”).

6.3           Acquisition of New Project

For the purpose of this Agreement, a Party will be deemed to have acquired a Target Project:

(b)	in the case of a Target Property acquired by Hunt or a Hunt Affiliate prior to the Commencement Date, on the Commencement Date; and

(c)	after the Commencement Date, when a Party or an Affiliate of a Party:

(i)
is allocated, granted or awarded by an applicable Governmental Authority a direct or indirect interest in any Mineral Right and Other Right, if any, that comprise a Target Project that is equal to or exceeds 50% beneficial ownership and Control of the Target Project;

(ii)
acquires or is entitled to acquire (whether under contract or otherwise) a direct or indirect interest in any Mineral Right and Other Right, if any, that comprise a Target Project that is equal to or exceeds 50% beneficial ownership and Control;

(iii)
acquires or is the holder of an equity or participatory interest that is equal to or exceeds 50% beneficial ownership and Control in a person that is the holder of an interest described in Section 6.3(i) or Section 6.3(ii) beneficial ownership and Control; or

(iv)	Control any person that is the holder of an interest that is equal to or exceeds 50% beneficial ownership in any Mineral Right and Other Right, if any, at that comprise a Target Project.

6.4           Submission of Target Projects and Required Information

(a)	Within 20 Business Days of the New Project Commencement Date Hunt must give notice to Eldorado in respect of the corresponding New Project (“New Project Notice”):

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(i)	specifying the name of the person who holds the New Project and describe the extent and nature of that person’s interest in the New Project;

(ii)	specifying the jurisdiction or locality in which the New Project is situated;

(iii)	specifying and providing a copy of each Mineral Right and Other Right, if any, that comprise the New Project;

(iv)	providing a certified itemized statement of Expenditure incurred on or in respect of the New Project as at the New Project Commencement Date;

(v)	providing a copy of each agreement, contract, arrangement or understanding under, by a through which the person referred to in section 6.4(a)(i) hold an interest in the New Project;

(vi)
providing access to any drill core and samples and a copy of any map, assay, geological and other technical report, study, plan and financial or other record (whether in tangible or electronic form) related to the New Project in the possession or under the control of Hunt or a Hunt Affiliate as at the date of the New Project Notice;

(vii)	specifying the Intellectual Property Rights held by Hunt or a Hunt Affiliate (whether under license or otherwise) that pertain or relate to the New Project; and

(viii)	in the case of a New Project not registered to Hunt or a Hunt Affiliate:

(A)	the name and contact particulars of the party to whom the New Project is registered; and

(B)	the purchase price of the New Project, if known.

(b)
The Parties acknowledge that a New Project for which a New Project Notice is being delivered may be sufficiently advanced to be designated as Stage 2 and if so, then the New Project Notice should propose and include sufficient detail to support such designation.

(c)
Within 20 Business Days of the Commencement Date Hunt must submit to Eldorado a New Project Notice in respect of any Target Project acquired (either directly or indirectly) by Hunt or a Hunt Affiliate prior to the Commencement Date.

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6.5           Acceptance of New Project

(a)	If Eldorado wishes to accept the relevant New Project and make it subject to sections 7 and 8, then it must:

(i)	give notice to Hunt and CCSA that Eldorado accepts the relevant New Project and agrees that it should be subject to Sections 7 and 8;

(ii)	pay $125,000 to CCSA; and

(iii)	reimburse CCSA for any Expenditures incurred by it after the Commencement Date in connection with the New Project and which have not otherwise been paid by Eldorado;

(which notice, payment and reimbursement is collectively the “New Project Acceptance Notice”)

(b)	Eldorado must give the New Project Acceptance Notice, in the case of a New Project:

(i)	necessary rights to which have been acquired by a Hunt Party, within 30 Business Days from the date of receipt by Eldorado of a New Project Notice that complies with Section 6.4(a); and

(ii)
necessary rights to which have not been acquired by Hunt Party, within 30 Business Days of the New Project being, pursuant to Section 6.3, deemed to have been acquired by an Eldorado Party or any party (including a Hunt Party) on behalf of an Eldorado Party.

(c)	If a New Project Notice proposes designation of the subject New Project as Stage 2, then Eldorado can either.

(i)
give notice to Hunt that it reject the Stage 2 designation of such New Project, but accepts such New Project at Stage 1, in which case if Hunt disagrees, the matter shall be resolved by Dispute Resolution and the deadline detailed in Section 6.5(b) shall be postponed pending such resolution; or

(ii)	give Hunt a New Project Acceptance Notice, in which case such New Project Acceptance Notice shall also be deemed to be a Stage 2 Notice and Section 7.6 shall apply.

(d)           The Parties acknowledge and agree that:

(i)	In respect of each of the Current CCSA Properties, Hunt shall provide to Eldorado all of the information contemplated in a New

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Project Notice and each of the Current CCSA Properties are deemed accepted at Stage 1, provided that no $125,000 payment is due in respect of any of them; and

(ii)
a Stage 2 designation for the Bajo Pobre Project and a New Project Notice shall be deemed given in respect of Bajo Pobre pursuant to Section 6.5(c) and no payment pursuant to 6.5(a)(ii) shall be payable.

6.6           Rejected New Projects

(a)           If, in respect of a New Project Notice, Eldorado:

(i)	fails to duly give a New Project Acceptance Notice;

(ii)	notifies Hunt that Eldorado does not require the subject New Project; or

(iii)
in a New Project Acceptance Notice notifies Hunt that Eldorado does not require some of the Mineral Right or other Right that comprises a part of the subject New Project to continue to be subject to Sections 7 and 8, then the subject New Project or the indicated part thereof will, for the purpose of this Agreement, be deemed to be a “Rejected New Project”.

(b)	From the date that a New Project becomes a Rejected New Project the Parties agree that:

(i)	the Hunt Parties may continue to explore the Rejected New Projects as detailed in Section 2.4(c);

(ii)	Eldorado has no rights under this Agreement in respect of the Rejected New Project; and

(iii)
any further Expenditure incurred by or on behalf of the Hunt Parties on or in respect of the Rejected New Project will not constitute Expenditure for the purposes of this Agreement or otherwise be subject to the terms of this Agreement.

6.7           Assignment of Mineral Rights

If a Hunt Party acquires or is entitled to acquire (either directly or indirectly including by way of an option, earn-in or similar right) Mineral Rights and Other Rights, if any, that subsequently become a New Project, the Hunt Party must use reasonable commercial efforts to ensure that any contract, agreement, instrument or other document that confers on a Hunt Party those Mineral Rights

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and Other Rights, if any, contain provisions that permit or entity a Hunt Party or Affiliates, or any assignee of a Hunt Party, to:

(a)
disclose at any time any information (including any Exploration Data) pertaining to those Mineral Rights and Other Rights to an Eldorado Party as long as such Eldorado Party has first agreed in favour of such Hunt Party to preserve confidentiality of information disclosed in a manner at least as onerous on the Eldorado Party as Section 17 is onerous on the Parties; and

(b)	assign those Mineral Rights and Other Rights and its other interests in or under such contract, agreement, instrument or other document to an Eldorado Party, to the extent contemplated herein.

7.           Accepted New Project

7.1           Effect of New Project Acceptance Notice

Subject to this Agreement, if a New Project Acceptance Notice is given, then the corresponding New Project will become subject to Sections 7 and 8.

7.2           Survival

If this Agreement is terminated for any reason then each New Project for which a New Project Acceptance Notice has been given and for which the respective Option has not expired or been exercised as at the date of termination, will continue to be subject 7 and 8.

7.3           Reporting and Related Obligations

At all times after a New Project Acceptance Notice is given until the Option is exercised, the Operator must:

(a)	promptly deliver to Eldorado any significant technical data learned or obtained;

(b)	promptly notify Eldorado any material exploration results or adverse events;

(c)
upon reasonable prior notice by Eldorado, cause its management and technical Personnel to be available to meet and confer with Eldorado’s Personnel in respect of, among other things, technical data and Operations pertaining to the New Project; and

(d)
permit any Personnel of Eldorado, at their own expense and risk, access to the New Project at all reasonable times and access to all records (whether in tangible or electronic form) of the Operator pertaining to the Operations and New Project.

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7.4           Surrender or Abandonment

If prior to the exercise by Eldorado of the Option:

(a)
any one or more of the Mineral Rights and Other Rights, if any, that comprise the corresponding New Project are due to expire or lapse and the Operator is not going to apply for the renewal or extension of those Mineral Rights or Other Rights or apply for Mineral Rights and Other Rights, if any, in substitution for those Mineral Rights or Other Rights over the same area; or

(b)	the Operator wishes to surrender, relinquish or abandon any one or more of the Mineral Rights and Other Rights, if any, that comprises the corresponding New Project,

then the Operator must give to Eldorado not less than 40 Business Days prior notice of the proposed expiry, lapse, surrender, relinquishment or abandonment (whether compulsory or otherwise) of such Mineral Rights and Other Rights, if any, and on written request from Eldorado and as soon as it is legally permissible to do so, must assign or transfer any such Mineral Rights and Other Rights, if any, to Eldorado or its nominee free of any Encumbrance (save any Permitted Encumbrances) for a consideration of $1.00 and a full indemnity, in favour of the Operator so surrendering, relinquishing or abandoning as the case may be, in respect of the transferred interest (save in respect of any liabilities arising from the default or negligent act or omission of a the Operator).

7.5           Stage 1

A New Project may be held at Stage 1 for a period of time no longer than 30 months after the anniversary of the New Project Acceptance Notice in respect of such New Project. If a Stage 2 Notice is not given by such deadline, then such New Project is deemed abandoned and Section 8.8(a) shall apply, mutatis mutandis.

7.6           Stage 2

(a)           If:

(i)	Eldorado wishes to elevate a New Project to Stage 2, then it must a give notice to Hunt and CCSA that such New Project has been elevated to Stage 2 (a “Stage 2 Notice”); or

(ii)	pursuant to Section 6.5(b)(ii), a New Project is the subject of a deemed Stage 2 Notice,

then Eldorado shall pay CCSA $200,000 and shall reimburse CCSA for any Expenditures incurred by it after the Commencement Date in connection with the New Project and which have not otherwise been paid

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by Eldorado and, so long as a New Project remains at Stage 2, Eldorado must pay to CCSA $125,000 on each anniversary of the Stage 2 Notice or deemed Stage 2 Notice in respect of such New Project.

8.           New Project Option

8.1           Option

With effect from the date on which Eldorado gives to Hunt and CCSA a New Project Acceptance Notice, CCSA (either itself, or where applicable, a Hunt Affiliate) grants to Eldorado or its nominee the sole, exclusive and irrevocable right for Eldorado or its nominee to acquire on 75% Earned Interest (“Option”) in the New Project to which the New Project Acceptance Notice corresponds free and clear of any Encumbrance (save any Permitted Encumbrance).

8.2           New Project Security

(a)
Upon or at any time after the grant of the Option and as condition to Eldorado making any payment under this Agreement, CCSA (either itself, or where applicable, a Hunt Affiliate) must, when requested in writing by Eldorado, grant (or cause the Operator to grant) to Eldorado or its nominee a charge, pledge, mortgage, general security agreement or other form of security agreement reasonably specified by Eldorado and which provides Eldorado with a right in rem against the New Project to assist Eldorado to secure the performance of CCSA’s or the Hunt Affiliate’s obligations under this Agreement in respect of the New Project. CCSA covenants and agrees with Eldorado that it will and will cause, promptly at any time and from time to time at the request and expense of Eldorado, execute and deliver to Eldorado all customary deeds, instruments and other documents prepared by Eldorado and do all acts and things which Eldorado may reasonably require for the purpose of granting such charge, pledge, mortgage, general security agreement or other form of security agreement over the New Project and for registering such document and Eldorado’s interests over the New Project.

(b)
Without limiting Section 8.2(b), upon or at any time after the grant of the Option, CCSA (or where applicable, a Hunt Affiliate) must, when requested in writing by Eldorado to so, delver to Eldorado’s independent counsel on reasonable professional undertakings all documents evidencing title to the New Project and signed Powers of Attorney or other instruments enabling the execution of registerable transfers and other relevant documents necessary to transfer title from CCSA (or where applicable, a Hunt Affiliate) to Eldorado or its nominee (collectively the “Title Documents”). The Title Documents must be held in trust by such counsel until such time as the Option is terminated:

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(ii)	through exercise of the Option; or

(iii)	in accordance with this Agreement.

Upon the Option being terminated, the Eldorado Parties must cause such counsel to release the Title Documents to CCSA.

8.3           Exercise of Option

(a)	An Eldorado Party must exercise the Option within 90 days of completion of a Stage 2 Study in respect of the subject New Project, by giving Hunt and CCSA a notice;

(i)	confirming exercise of the Option; and

(ii)	if a nominee of Eldorado is to acquire the 75% Earned Interest and the identity of the Eldorado nominee has not been previously disclosed to Hunt and CCSA, specifying the name of the Eldorado nominee;

(the “Option Exercise Notice”).

(b)           Upon so duly exercising the Option:

(i)	Eldorado or Eldorado nominee (as applicable) will have earned and be the beneficial owner of an undivided 75% Earned Interest; and

(ii)	The subject New Project shall be elevated to Stage 3 and a Joint Venture shall be deemed constituted in respect of the subject New Project, as more particularly detailed in Section 9.2.

(c)	Upon registration of the subject New Property into the name of the Joint Venture Company, Eldorado must pay CCSA $1,500,000.

8.4           Hunt Warranties

Save in respect of any representation or warranty which:

(a)	a Hunt Party, as required hereunder, has notified Eldorado is no longer true and correct in any material respect; and

(b)	which has ceased to be true and correct through no fault of a Hunt Party,

the representations and warranties given by Hunt in and under Sections 3.1 and 3.2 will be treated as re-made and be binding upon Hunt at the date of exercise of the Option.

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8.5           Transfer of Earned Interest under Option

On or within 30 days after the date on which Eldorado has delivered the Option Exercise Notice:

(a)	CCSA and an Eldorado Party must incorporate the Joint Venture company and execute the Joint Venture Company Agreement; and

(b)	CCSA must transfer the New Project to the Joint Company.

and, until such transfer, CCSA will be deemed to be holding legal ownership of a 75% Earned Interest in trust for Eldorado and, if applicable, its nominee and must not deal with the 75% Earned Interest or any right, asset, interest or other property that comprises a part of the 75% Earned Interest, contrary to the provisions of this Agreement.

8.6           Eldorado’s Election to Terminate Without Cause

Eldorado may, at any time, elect to terminate an Option or this Agreement by delivering notice to the effect to Hunt and CCSA, however such termination will not:

(a)	release or discharge any Party from any Claim that arose or accrued prior to the date of determination; or

(b)
prejudice or otherwise affect any right, interest or benefit of Eldorado or an Eldorado Affiliate under or in connection with any other Option or any Joint Venture Company Agreement in existence as at the date of termination.

8.7           Effect of Termination of Agreement

Where Eldorado terminates this Agreement, any Option that has not been exercised by Eldorado as at the date of Termination will survive and continue in full force and effect and each Party will be released from further performance of its obligations under this Agreement to the extent that such obligations do not relate or pertain to any Option that survives termination of this Agreement.

8.8           Effect of Termination of an Option

Subject to Sections 8.6, 8.9 and 18.15, if an Option is terminated in accordance with Section 8.6 and in respect of a New Project which was the subject of a New Project Acceptance Notice pursuant to :

(a)           Section 6.5(b)(i), then:

(i)	any right or interest of any Eldorado Party in and to the New Project to which the Option relates will cease and be extinguished;

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(ii)	CCSA is entitled to all Exploration Data in respect of such New Project;

(iii)	in respect of that Option, each Party will be released from further performance of its obligations under this Agreement, save pursuant to Sections 8.8(a)(iv) and (v);

(iv)
if an Eldorado Party has conducted Operations on a New Project immediately prior to the date of termination, Eldorado must, or must cause the Eldorado Affiliate to comply with applicable Law and good industry practice regarding reclamation in relation to Operations conducted on that New Project; and

(v)
an Eldorado Party must fund CCSA in respect to future Expenditures to enable CCSA to pay any amount which CCSA is legally liable to pay to its Personnel, any third party or a Governmental Authority concerning the Operations, where that liability was properly and reasonably incurred at a time when CCSA reasonably expected to conduct the Operations contemplated by any Approved Program in their entirety.

(b)	Section 6.5(b)(ii), then an Eldorado Party shall be entitled to sell and transfer the subject New Project, provided that:

(i)
the Eldorado Party must give notices to CCSA of the consideration (which must be cash consideration or valued in Dollars) for and the other terms and conditions upon which it is willing to sell and transfer such New Project;

(ii)
CCSA shall, for a period of 40 Business Days from the time of the receipt of such notice, have the exclusive option to purchase such New Project for the consideration and on the terms and conditions specified in such notice;

(iii)
if such option is not duly exercised by CCSA or if duly exercised, CCSA fails to complete the purchase on the terms and conditions specified in such notice, then the Eldorado Party may sell and transfer such New Project to a third party, provided that such sale and transfer is:

(A)	for consideration and on terms and conditions no more favourable to the buyer than those specified in such notice to CCSA; and

(B)	completed with 130 Business Days of the expiration of the 40 Business Day period specified in Section 8.8(b)(ii);

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and CCSA shall, at the Eldorado Party’s direction execute and deliver all necessary documents, in registrable form, so as to transfer, to such third party, the interest CCSA in  such New Project;

(iv)
if the net consideration received by the Eldorado Party pursuant to the such sale and transfer to such third party exceeds the total of the acquisition costs paid and Expenditures made by Eldorado in respect of the subject New Project, then the Eldorado Party must remit 20% of such excess to CCSA; and

(v)
if a sale and transfer is not completed within 130 Business Days of the expiration of the 40 Business Day period specified in Section 8.8(b)(ii), then Section 8.8(b) shall again apply mutatis mutandis.

8.9           Post Termination Obligations

If Eldorado or its nominee terminates an Option or this Agreement pursuant to Section 8.6 then any plant, building, machinery, tools, equipment, camp facilities and supplies owned by an Eldorado Party or its Personnel (“Eldorado Equipment”) and brought and placed upon a New Project in connection with Operations will remain Eldorado’s exclusive property and may be removed by an Eldorado Party or its Personnel at any time within a period of 180 days (or such longer period as is reasonably required on account of seasonal or climatic conditions) following the termination of the relevant Option or this Agreement but if such Eldorado Party or its Personnel has not removed all Eldorado Equipment within that 180 day period (or such longer period as is reasonably required on account seasonal or climatic conditions), then the Eldorado Equipment not so removed thereafter will, upon notice from CCSA to Eldorado become the absolute property of CCSA or failing which notice it may be removed by CCSA at Eldorado’s expense. All Eldorado Equipment, until it becomes CCSA’s property or is removed from the New Project, will be the sole responsibility of Eldorado and CCSA will have no liability with regard to it.

9.           Joint Venture

9.1           Application

This Section 9 will apply to each New Project in respect of which Eldorado or its nominee exercises the Option.

9.2           Formation of Joint Venture

Subject to Section 9.3, upon the exercise of the Option, Eldorado or its nominee and CCSA will be deemed to have associated themselves, pursuant to the JV Terms, as:

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(a)	Shareholders in a single purpose joint venture corporation for the purpose of conducting the Joint Venture Activities; or

(b)	If so indicated pursuant to such exercise, as part of any existing joint venture or joint venture corporation existing in respect of the New Project.

9.3           Joint Venture Company Agreement

Subject to Section 9.2(b), within 30 days of the formation of the Joint Venture pursuant to Section 9.2, Eldorado or its nominee and CCSA must, use reasonable commercial efforts to negotiate, execute and deliver a formal shareholders agreement incorporating, among other things, substantially the JV Terms. Unless otherwise agreed to by the Parties, until the Joint Venture Company Agreement has been executed by both Eldorado or its nominee and CCSA the Joint Venture will be governed by the provisions contained in Schedule C. When executed, the Joint Venture Company Agreement will exclusively govern the Joint Venture Company effective from the date Eldorado exercised the Option.

9.4           Joint Venture Company

The Parties acknowledge that in connection with any Joint Venture Company Agreement, it is required to incorporate a Sociedad Anonima in or outside of the situs of the New Project for purposes of the ongoing joint operations (a “Joint Venture Company”) and:

(a)	the Joint Venture company must promptly be incorporated and organized for that purpose;

(b)	the By-Laws of the Joint Venture Company will reflect the JV Terms;

(c)
Eldorado or its nominee and CCSA will each hold such number of the issued shares in the Joint Venture Company as are proportionate to their respective Participating Interests in the Joint Venture as the time of incorporation of the Joint Venture Company;

(d)	Eldorado or its nominee and Hunt must in a timely manner execute the Joint Venture Company Agreement; and

(e)
title to the New Project must be transferred to the Joint Venture Company forthwith upon the Parties and the Joint Venture Company having obtained all applicable approvals or consents of any applicable Governmental Authority.

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9.5           Assets of Joint Venture Company

If any or all of the New Project is not assigned or transferred to the Joint Venture Company as at the date on which the Joint Venture Company is formed under Section 9.2, then, until the New Project is assigned or transferred to the Joint Venture Company so as to be held in accordance with the Joint Venture Company Agreement, the respective Eldorado Party and Hunt Party will:

(a)	hold the New Project in trust for the exclusive benefit and use of the Joint Venture Company;

(b)	only:

(i)	deal with;

(ii)	make us of it; or

(iii)	cause the New Project to be dealt with or made use of,

in strict accordance with the written directions of the Joint Venture Company;

(c)
at the sole cost of the Joint Venture Company, cause to be taken such action in its name or otherwise, as the Joint Venture Company, may require so as to provide the Joint Venture Company with the benefit and use of the New Project; and

(d)	effect assignment or transfer (as the case may be) of the New Project to the Joint Venture Company.

10.           Intellectual Property Rights

10.1           Application

Section 10 applies if any Hunt Party or its Personnel use or exploit any Intellectual Property Rights to acquire a Target Project or conduct Operations (“Project IP”).

10.2           Warranty

The Hunt Parties warrant that the Project IP and its use of by Hunt or its Personnel, or by another person at the direction of a Hunt Party or its Personnel, does not and will not infringe the Intellectual Property Rights of any person. Hunt indemnifies the Eldorado Party and its Personnel from and against any Claim, whether direct or indirect, by any person against an Eldorado Party or its Personnel alleging that the Project IP and its use by a Hunt Party or its Personnel, or by another person at the direction of a Hunt Party, infringes any Intellectual Property Right.

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10.3           Operation of Indemnity

The indemnity referred to in Section 10.2 is granted whether or not legal proceedings are instituted and, if such proceedings are instituted, irrespective of the means, manner or nature of any settlement, compromise or determination.

11.           Assignment

11.1           Limitations on Assignments

(a)
Subject to Sections 11.2 and 11.3, a Party must not assign or otherwise deal with this Agreement or its rights and interests in or under this Agreement including in respect of any New Project without the prior written consent of the other Party. No assignment will be effective unless and until the intending assignee has entered into agreement with the non-assigning Party pursuant to which the intending assignee agrees to be bound by the provisions of this Agreement as if it was an original party to this Agreement in place of the assignor.

(b)	In this Section 11 “assign” includes:

(i)	sell, transfer, license, franchise, or otherwise dispose or part with possession of; and

(ii)	mortgage, charge, grant a lien, pledge, hypothecate, declare a trust in respect of or grant any interest in, by way of security or otherwise.

11.2           Affiliates

A Party may assign this Agreement to an Affiliate of that Party. An assignment to an Affiliate will be subject to the Affiliate and the assigning Party entering into an agreement with the other Party, in form and substance satisfactory to the other Party, acting reasonably, by which:

(a)	concurrently with the assignment of this Agreement by the assigning Party to the Affiliate the legal and beneficial interest of the assigning Party in the New Project is assigned to the Affiliate;

(b)	the Affiliate agrees to assume the obligations of the assigning Party under this Agreement and be bound by this Agreement;

(c)	the assigning Party agrees that it will remain jointly and severally liable with the Affiliate for all obligations and liabilities of the assigning Party under this Agreement;

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(d)
the assigning Party and its Affiliate agree that each other Party may at its sole option have recourse against either or both the assigning Party and the Affiliate for any and all obligations or liabilities of the assigning Party under this Agreement; and

(e)
the Affiliate agrees with each other Party in writing to re-assign this Agreement to the assigning Party (as long as the assigning Party at the time of such re-assignment remains under the same Control as at the Commencement Date and if not, then to another person which is so Controlled) before ceasing to be an Affiliate of the assigning Party.

11.3           Assignment by Eldorado

The Hunt Parties acknowledge and agree that:

(a)
it is the intention of Eldorado to assign its interest in this Agreement to an Argentine Sociedad Anonima which is an Eldorado Affiliate and subject to Section 11.2, the Hunt Parties consent to such assignment; and

(b)
Eldorado may at any time, by notice CCSA assign, or cause to be assigned, a 100% interest in such Argentine Sociedad Anonima to CCSA, provided Eldorado delivers to CCSA an indemnity (in form and content acceptable to CCSA, acting reasonably) whereby Eldorado agrees to indemnify CCSA in respect of all reasonably expenses in CCSA legally merging such Argentine Sociedad Anonima with CCSA.

(c)	Unless otherwise agreed in writing by CCSA, Eldorado remains liable for its obligations under the Agreement despite any assignment pursuant to Section 11.3.

11.4           Exceptions

Nothing in this Section 11 applies to or restricts in any manner an amalgamation or corporate reorganization involving a Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interest and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation.

11.5           No Encumbrances

Except as expressly provided otherwise in this Agreement, the JV Terms or a Joint Venture Company Agreement, during the term of this Agreement, no Party may cause or allow an Encumbrance to be given or granted in, in respect of or over its legal or beneficial interest in the New Project or its rights under this Agreement.

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11.6           Change of Control of Hunt

A change of Control of Hunt after the Commencement Date will be deemed not to be an assignment for the purposes of Section 11.1.

12.           Force Majeure

12.1           Notice of Force Majeure

Subject to Section 12.4, a Party will not be liable for any delay or failure to perform any of its obligations under this Agreement (other than an obligation of indemnification or to pay money) if as soon as possible after the beginning of the Force Majeure affecting the ability of the Party to perform any of its obligations under this Agreement, it gives a notice to each other Party that complies with Section 12.2.

12.2           Force Majeure notice

A notice given under Section 12.1 must:

(a)	specify the obligations the Party cannot perform;

(b)	fully describe the Force Majeure;

(c)	estimate the time during which the Force Majeure will continue, and

(d)	specify the measures proposed to be adopted to remedy or abate the Force Majeure.

12.3           Obligations to remedy and mitigate

The Party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must:

(a)	remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible; and

(b)
take all action reasonably practicable (but without any obligations to make any monetary payment) to mitigate any liability suffered by each other Party as a result of its failure to carry out its obligations under this Agreement.

Despite the foregoing, nothing in this Section 12.3 will require the Party that is prevented from performing its obligations under this Agreement as a result of Force Majeure to resolve or compromise any labour dispute or to question or to test the validity of any law, rule, regulation or order of any Governmental

Exploration Agreement

Authority or to perform its obligations under this Agreement if Force Majeure renders performance impossible.

12.4           Effect of Force Majeure on Time and Payment

(a)
Subject to (b), in the event of Force Majeure, any time period provided for in this Agreement will be extended by a period equivalent to the period of delay or such longer period as is reasonable in the circumstances;

(b)
If, at any time before the delivery of the Option Exercise Notice by Eldorado, Force Majeure arises, then from the date that the Force Majeure arises until the Force Majeure is remedied or abates Eldorado will not be obliged to fund or incur any Expenditure, except those:

(i)	necessary to retain and maintain title of a New Project;

(ii)	necessary to protect safety or the environmental state of a New Project; and

(iii)	specifically contemplated in an Approved Program and Approved Budget to be contractual payment obligations to any third party which can not be cancelled using reasonable efforts of Hunt,

which Expenditures Eldorado must fund notwithstanding Force Majeure.

13.           Confidential Information

13.1           Confidentiality

The Parties agree that this Agreement (including any drafts of it), all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement and all information concerning or relating to New Projects or the Operations of which it becomes aware (“Confidential Information”) is confidential and must be kept confidential and must not be disclosed to any person at any time or in any manner except:

(a)	to another Party;

(b)	with the prior written consent of the other Party;

(c)	to the extent that the Confidential Information was publicly available at the Commencement Date or becomes publicly available subsequent to the Commencement Date without breach of this Agreement;

(d)	as may be reasonably necessary;

Exploration Agreement

(i)	in seeking approval of any Governmental Authority for the purposes of this Agreement;

(ii)	in seeking to maintain or acquire additional Mineral Rights or Other Rights for the purposes of this Agreement; or

(iii)	to perform the Operations;

(e)	by a Party to legal, financial and other professional advisors, auditors and other consultants, officers and employees of:

(i)           that Party; or

(ii)           that Party’s Affiliates;

in any case requiring the information for the purposes and this Agreement (or any transaction contemplated by this Agreement), or for the purpose of advising that Party in relation to this Agreement;

(f)	to the extent required by law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over the Party or its Affiliates.

(g)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising a Party in relation to legal proceedings or arbitration;

(h)
to a banker or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent of that banker or financial institution; or

(i)
to a stock exchange (including any regular or securities commission having jurisdiction over a stock exchange) or similar public market for trading shares upon which securities of a Party or of an Affiliate of a Party are quoted after the reasonable prior consultation, if practicable, with the other Party taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Party must or need be obtained). Despite the foregoing, any disclosure must be only to the minimum standards required by the applicable stock exchange, regulator, securities commission or law.

13.2           News Releases

The text of any proposed statement to a stock exchange, media releases or other public statements (“Public Disclosure”) which a Party intends to make with respect to a New Project or this Agreement must be made available to the other Parties at least 3 Business Days prior to publication of the proposed Public

Exploration Agreement

Disclosure for other Parties’ approval, which approval must not be unreasonably withheld or delayed. The other Parties will have 2 Business Days to review and comment on the proposed Public Disclosure. Any comments of the other Parties concerning the proposed Public Disclosure must be considered in good faith by the disclosing Party and the Public Disclosure must, as is reasonable, be amended accordingly. Despite the foregoing, if Public Disclosure in a media release must be made in a period shorter than 3 Business Days to comply with legal requirements, then a Party must give the other Parties as much time as reasonably possible to review and comment on the Public Disclosure.

13.3           Fraudulent or Negligent Disclosure

No party will be liable to the other Party for the fraudulent or negligent disclosure of Confidential Information by any of its Personnel as long as that Party has taken reasonable steps to ensure the preservation of the confidential nature of that Confidential Information.

13.4           Effect of Disclosure

Any consent of a Party given to another Party to disclose Confidential Information or to make a Public Disclosure will not be considered an approval or certification of the consenting Party:

(a)	as to the accuracy of any information contained in that Confidential Information or Public Disclosure; or

(b)
that the Confidential Information or Public Disclosure complies with applicable law or the rules, policies, by-laws and disclosure standards of any Governmental Authority, stock exchange, regulator or securities commission.

14.           Termination and Remedies

14.1           Termination for Default

A Party may terminate this Agreement by notice in writing to the other Party if:

(a)	a Party (“Defaulting Party”) commits a breach of any provision of this Agreement and:

(i)           the breach is incapable of remedy; or

(ii)           the breach is capable of remedy and:

(A)	the Party has given notice to the Defaulting Party specifying the breach and requesting that it be remedied; and

Exploration Agreement

(B)
the Defaulting Party has failed to remedy that breach or has failed to take reasonable steps to commence rectifying that breach (or overcome its effects) within 20 Business Days of receiving that notice;

(b)           any one of the following occurs in relation to a Party (“Insolvent Party”):

(i)
the Insolvent Party becomes, or informs each other Party, creditors of the Insolvent Party generally or any particular creditor of the Insolvent Party that it is, insolvent or unable to pay its debts as and when they fall due;

(ii)	a liquidator or provisional liquidator is appointed in respect of the Insolvent Party;

(iii)	a receiver or receiver and manager or an analogous person is appointed to the Insolvent Party or any of its property;

(iv)	the Insolvent Party has a mortgagee seeking to exercise a right of possession or control over the whole or a part of its property;

(v)
the Insolvent Party enters into, or calls a meeting of its members or creditors with a view to entering into, a composition, compromise or arrangement with, or an assignment for the benefit of, any of its members or creditors, or a Court orders that a meeting be convened in respect of a proposed composition, compromise or arrangement between the Insolvent Party and its creditors or any class of its creditors, other than for the purpose of reconstruction or amalgamation;

(vi)
the Insolvent Party has any execution, writ of execution, mareva or standstill injunction or similar order, attachment or other process made, levied or issued against it or in relation to any material portion of its assets;

(vii)
any application is made or other process commenced (not being an application or process withdrawn, discontinued or dismissed within 20 Business Days of being filed) seeking an order for the appointment of a provisional liquidator, a liquidator, a receiver or a receiver and manager to the Insolvent Party;

(viii)	the Insolvent Party is declared bankrupt or has filed for some form of protection from its creditors under applicable law relating to or governing bankruptcy;

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(ix)	there is a resolution of creditors or members, or an order of a court, to place in liquidation or bankruptcy or wind up the Insolvent Party; or

(x)
an event happens analogous to an event specified in Sections 14.1(b)(i) to 14.1(b)(ix) to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Canada applied; and

(d)	it becomes unlawful for a Party to perform its obligations under this Agreement.

14.2           Consequences of termination

Termination of this Agreement under this Section 14 will not derogate from, affect or prejudice and rights or remedies of a Party whether arising under this Agreement or at law that have accrued prior to the date of, or arise as a consequence of, termination.

15.           Dispute Resolution

15.1           Disputes

(a)
Each Party must use reasonable commercial efforts to resolve any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”); and

(b)
If a Dispute arises either Party may give to the other Party a written notice (“Dispute Notice”) specifying the Dispute, after which the Parties must consult and negotiate with each other in good in good faith with a view to resolving the Dispute.

15.2           Arbitration

If the Parties do not reach an agreement which finally disposes of the Dispute under Section 15.1 within 20 Business Days of the delivery of the Dispute Notice, then the Dispute must be referred to and finally resolved by arbitration in accordance with the remaining provisions and this Section 15.

15.3           Limitation of Action

No arbitration proceeding may be commenced unless commenced within the time period permitted for actions by the applicable statute of limitations.

Exploration Agreement

15.4           Arbitral Rules

The arbitration must be conducted in accordance with the Domestic Commercial Arbitration Rules of Procedure (“Rules”) of the British Columbia International Commercial Arbitration Centre (“BCICAC”), irrespective of whether the Commercial Arbitration Act (B.C.) or the International Commercial Arbitration Act (B.C.) applies to the arbitration.

15.5           Inconsistency between Rules and Agreement

If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.

15.6           Place and language of Arbitration

The place of arbitration must be Vancouver, British Columbia, and the arbitration proceedings must be conducted in the English language.

15.7           Effect of Arbitration

The arbitration will be the sole and exclusive forum for resolution of the Dispute and the award will be final and binding.  The Parties agree that the award may be enforced in any jurisdiction in which either Party does business or its assets are located.

15.8           Arbitrator

(a)
Subject to Section 15.8(b), there must be a single arbitrator. The Parties must agree upon and appoint the arbitrator from the BCICAC’S roster of arbitrators for domestic commercial arbitration matters (“List”), failing which the BCICAC must appoint a person from the List as the arbitrator;

(b)
If the Dispute is in respect of an amount equal or greater than $2 million (exclusive of interest or legal fees), then the Dispute will be heard and determined by 3 arbitrators, who will be appointed by the Parties from the List, failing which the BCICAC must appoint 3 persons from the List as arbitrators;

(c)
Either Party may request the BCICAC to appoint persons to act as arbitrator if within 10 Business Days after referral of the Dispute to arbitration in accordance with Section 15.2 the Parties have failed to agree upon and appoint one or more arbitrators under Section 15.8(a) or Section 15.8(b) (as the case may be); and

(d)	Any person appointed as an arbitrator under this Section 15.8 must be disinterested in the Dispute, have no connection with either Party and have expertise in the subject matter of the Dispute.

Exploration Agreement

15.9           Confidentiality

Except to the extent necessary to enforce this Agreement, the arbitrator’s award or as may be required by applicable Law, each Party and its Personnel must maintain as confidential the fact of the arbitration proceeding, the arbitral award, contemporaneous or historical documents exchanged or produced during the arbitration, and memorials, briefs or other documents prepared for the arbitration.

15.10           Performance of obligations during Dispute

To the extent permitted by the nature of the Dispute, during the existence of any Dispute the Parties must continue to perform their respective obligations under this Agreement without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

15.11           Costs

Costs of the arbitration will be paid to the successful Party unless otherwise ordered by the arbitrator or arbitral panel (as the case may be).

15.12           Consolidation of Arbitrations

If an Eldorado Party is or becomes involved in any arbitration proceedings with a Hunt Party, all such arbitrations may, at Eldorado’s sole discretion, be consolidated or joined with the other arbitration or arbitrations such that all such disputes are resolved by a single arbitral pane.

16.           Notice

All notices, requests, demands or other communications required or permitted to be given by any party to another pursuant to the Agreement shall be given in writhing and delivered by personal service, or facsimile, addressed as follows, subject to any notice of change of address or fax number given in accordance herewith.

(a)           in case of Eldorado

1188 – 550 Burrard Street,
Vancouver, B.C. CANADA
V6C 2B5

Attention: Dawn L. Moss

Vice President, Administration & Corporate Secretary

Facsmile: 604-687-4026

(b)           in case of Hunt:

Exploration Agreement

1611 N. Molter Suite 201,

Liberty Lake, WA. 99019

USA

Attention: Matt Hughes

Facsimile: 509 892 5318

(c)           in case of CCSA:

1611 N. Molter, Suite 201

Liberty Lake, WA 99019

USA

Attention: Matt Hughes

Facsimile: 509-892-528

Any notice shall be deemed to have been given and received:

(d)
if personally delivered, then on the day of personal service to the recipient, Party, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of personal service; and

(e)
if sent by facsimile transmission and successfully transmission prior to noon on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after noon on that day, then on the first Business Day, where the recipient Party is located, following the date of transmission.

17.           Best Practices

17.1           Laws in respect of Corruption

(a)	In the performance of its obligations under this Agreement, each Party must, and must cause its Personnel, to comply strictly with all applicable laws, including all applicable anti-corruption laws.

(b)	Without limiting the foregoing, each Party must take no action, and must cause its Personnel to take no action, of any nature, which would

Exploration Agreement

breach the Eldorado HSEC standards or any applicable anti-corruption laws, including the Canadian Corruption of Foreign Public Officials Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code of Canada, the UK Bribery Act, and the U.S. Foreign Corrupt Practices Act, including by offering, promising, giving or authorizing the giving, of anything of value, either directly or indirectly, to:

(i)
a government official including any officer or employee of a Governmental Authority or of a public international organization or any person acting in an official capacity for or on behalf of any of the foregoing or any political party or official of a political party or any candidate for political office, (each of the foregoing being a “Government Official”), in order to influence official action or otherwise secure a business advantage; or

(ii)	any individual, in order to induce that person to perform his or her job function improperly or to obtain or retain business or an unfair advantage in the course of business.

17.2           Representing and Warranties of Parties

(a)
Each Party represents and warrants that in the performance of its obligations under this Agreement it and its Personnel have not taken, and will not take, any action in breach of applicable anti-corruption laws, including the offering, promising, giving or authorizing the giving of anything of value, either directly or indirectly, to:

(i)	any Government Official, in order to influence official action or otherwise secure a business advantage; or

(ii)	any individual, in order to induce that person to perform his or her job function improperly or to obtain or retain business or an unfair advantage in the course of business.

(b)	The representations and warranties contained in Section 17.2(a) will be treated as made and be binding upon each Party continuously during the term of this Agreement; and

(c)
Each Party must, upon the request of the other Party, provide a written certificate to the other Party (in form and content satisfactory to the other Party) by which the Party certifies to the other Party that neither it or its Personnel have breached any representation or warranty given or made in Section 17.2(a).

Exploration Agreement

18.           General

18.1           Indemnity

Each Party must indemnify the other Party from and against any Claim which the other Party suffers, sustains or incurs arising out of or in connection with the breach of:

(i)	any representation or warranty given or made by a Party under this Agreement; or

(ii)	or failure by, a Party or its Personnel to perform any covenant or obligations of that Party under this Agreement.

It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

18.2           Parties

(a)           If more than one person comprises a Party, each person:

(i)	is jointly and severely liable for the performance by the Party of the Party’s obligations under this Agreement; and

(ii)	must act only jointly in relation to the exercise by the Party of the Party’s rights under the Agreement;

(b)	An obligation, representation or warranty in favour of more than one person is for the benefit of them separately and jointly; and

(c)	A Party which is a trustee is bound personally and in its capacity as a trustee.

18.3           Relationship of Parties

(a)
The Parties agree and declare that this Agreement is not and must not be construed as constituting an association, corporation, mining partnership or any other kind of partnership and, except as expressly provided otherwise in this Agreement, nothing in this Agreement will be deemed to:

(i)	constitute a Party a partner, agent or legal representative of any other Party for any purpose whatsoever; or

(ii)	create a fiduciary relationship between the Parties; and

(b)	The rights, duties, obligations and liabilities of the Parties arising out of this Agreement will be several and not joint.

Exploration Agreement

18.4           No Holding Out

No Party may, except as expressly permitted by this Agreement, directly or indirectly use or permit the use of the name of the other Party for any purpose related to this Agreement.

18.5           Recording of Agreement

This Agreement, or a memorandum of this Agreement, will, upon the written request of a Party, be recorded in the office of any appropriate Governmental Authority identified in the written request of the requesting Party, in order to give notice to third persons of the Party’s interests that arise under this Agreement. Each Party agrees with the requesting Party to execute those documents that may be necessary to perfect such recording.

18.6           Entire Agreement

This Agreement:

(a)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement, and

(b)	supersedes any prior agreement or understanding on anything connected with that subject matter.

18.7           Amendment and variation

This Agreement may not be amended, modified, varied or supplemented except in writing signed by the Parties.

18.8           Consents or Approvals

Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Party or is within the discretion of a Party, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Party in its absolute discretion.

18.9           Waiver

The Parties agree that:

(a)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;

(b)	the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right;

(c)	a waiver is not effective unless it is in writing; and

Exploration Agreement

(d)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

18.10           Costs and outlays

Each Party must pay its own costs and expenses connected with the preparation, negotiation and execution of this Agreement including all legal, accounting and brokers or finders fees and disbursements relating to this Agreement.

18.11           Manner of Payment

Any payment to be made to a Party may be made by electronic funds transfer to that Party’s bank as designated by that Party by notice from time to time. That bank will be deemed the agent of the designating Party for the purpose of receiving, collecting and receipting such payment.

18.12           Further Assurances

Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) reasonably necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.

18.13           Special Remedies

Each Party acknowledges and agrees that:

(a)	any breach by it of Section 11 (Assignment) or Section 13 (Confidential Information) would constitute an injury and cause damage to each other Party which is impossible to measure monetarily;

(b)	monetary damages alone would not be sufficient remedy for a breach of Section 11 or Section 13;

(c)
in addition to any other remedy which may be available in law or equity, a Party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent a breach of Section 11 or Section 13 and to compel specific performance of any one or more of those Sections; and

(d)	any Party intending to breach or which breaches Section 11 or Section 13 hereby waives any defence it may have a law, in equity or under statute to such injunctive or equitable relief.

18.14           Records and Data

Subject to Section 13, each Party will be entitled to retain a copy of all Exploration Data and other information provided to it in respect of a New Project.

Exploration Agreement

18.15           Survival

Sections 2.4, 5.11, 7.2, 8.9, 10.2, 10.3, 13, 14.2, 15, 18.1, 18.13 and 18.5 and all limitations of liability and rights accrued prior to completion, termination, or expiration of this Agreement will not merge on completion, termination, or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

18.16           Governing Law

(a)
This Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction; and

(b)	Subject to Section 15, each Party:

(i)
irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgment obtained in any of those courts in any other jurisdiction; and

(ii)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on the basis that the process has been brought in an inconvenient forum.

18.17           Violation of Law of another Jurisdiction

If this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, this Agreement is binding in those jurisdictions in which it is valid and the Parties will use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.

18.18           Severability

(a)	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force; and

(b)
Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable law and which must be as close as legally possible to having the same

Exploration Agreement

economic and legal effect on the Parties and appropriate consequential amendments (if any) will be made to this Agreement.

18.19           Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

18.20           No Third Party Rights

Except as expressly provided otherwise in the Agreement, nothing in this Agreement (whatever express or implied) is intended, or will be construed, to confer upon or give any person other than the Parties and their successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.

18.21           Counterparts

This Agreement may be executed in any number of counterparts.  Each counterpart is an original, but the counterparts together are one and the same document.  This Agreement is binding on the Parties on the exchange of counterparts.  A copy of a counterpart sent by facsimile machine or by electronic mail:

(a)           must be treated as an original counterpart;

(b)           is sufficient evidence of the execution of the original; and

(c)           may be produced in evidence for all purposes in place of the original.

18.22           Execution-Authorized Officer to Sign

Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is dully authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

Executed as an Agreement as of the Commencement Date:

Eldorado Gold Corporation

By: NORM PITCHER
Name: Norm Pitcher
Title: Chief Operating Officer

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Hunt Mining Corp.

By: TIMOTHY R. HUNT
Name: Timothy R. Hunt
Title: Executive Chairman Hunt Mining

Cerro Cazador S.A.

By: MATT HUGHES
Name: Matthew J. Hughes
Title: CCSA Vice President, Director Hunt Mining President, CEO

Exploration Agreement

Exploration Agreement

SCHEDULE A

AGREEMENT AREA

AGREEMENT AREA
4,854,400 mN
2,348,500 mE
2,739,000 mE
4,580,000 mN
2,300,000 mE
2,400,000 mE
2,500,000 mE
2,600,000 mE
2,700,000 mE
4,800,000 mN
4,700,000 mN
4,600,000 mN
Los Antiguos
Perito Moreno
Las Heras
Caleta Olivia
Pico Truncado
Fitz Roy
Bajo Caracoles
Pto. Dese

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SCHEDULE B-1

CURRENT CCSA PROPERTIES

CHILE
Los Antiguos
Perito Moreno
Las Heras
Caleta Olivia
Pico Truncado
Fitz Roy
Pto. Deseado
Bajo Caracoles
MONTÓN I
EL MALACARA
EL BRAGADO
EL LUCERO
EL PANGARE
VIVA LA VIDA
BAJO POBRE
MI SUEÑO
EL PINTADO
EL MORO
AÑIDOS I
PAMPERO I
EL ROSADO
EL RUANO
EL PARDO
EL TORDILLO
EL TOBIANO
EL PINTO
EL ROSILLO
EL PICASO
EL ALAZÁN
EL OVERO
EL GATEADO
LOBUNO
EL ZAINO
EL TOSTADO
EL MOINO
CCSA Prospect
Cities
Major road
Minor road
2,300,000 mE
2,400,000 mE
2,500,000 mE
2,600,000 mE
2,700,000 mE
4,800,000 mN
4,700,000 mN
4,600,000 mN

Project	Cateo_Names	Catastro_names	Block	Area
Bajo Pobre	409.162/S/94		02	3,190.44
El Pangaré	421.640/CC/10		02	8,990.52
Mi Sueño	406.646/OPM/03		02	6,910.62
Viva La Vida	406.665/OPM/03		02	6,944.53
El Gateado	406.716/OPS/06		03	9,910.18
Lobuno	401.002/CC/07		03	5,697.59
El Alazán	406.777/OPS/06		04	9,303.65
El Overo	406.778/OPS/06		04	11,176.94
El Tordillo	412.514/CC/06		04	9,978.82
El Bragado	471.613/CC/10		05	9,818.57
El Lucero	471.612/CC/10		05	9,273.49
El Zaino	471.643/CC/10		06	5,691.63
El Pardo	471.679/CC/10		07	9,512.98
El Rosillo	421.636/CC/10		07	8,730.33
Monzón I	408.136/CMP/03		13	3,967.87
Añidos I	408.134/CMP/03		14	3,966.27
Pampero I	408.135/CMP/03		14	3,981.43
El Moro	472.214/CC/10		15	9,963.63
El Rosado	471.635/CC/10		15	8,747.41
El Tobiano	471.634/CC/10		15	6,558.71
El Pinto	421.638/CC/10		16	7,886.55
El Ruano	471.637/CC/10		16	9,378.19
El Tostado	421.646/CC/10		17	5,882
El Moino	421.648/CC/10		18	7,938.89
El Picaso	421.644/CC/10		19	2,950.82
El Pintado	421.642/CC/10		20	8,864.8
El Malacara	421.645/CC/10		21	7,207.03

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SCHEDULE B-2

Fomicruz Projects

N
LA VALENCIANA
LA JOSEFINA
0
5
10 Km

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SCHEDULE C

JV TERMS

1.           Joint Venture Company Formation

The Agreement contemplates the Parties forming a joint venture company that will be governed by the Joint Venture Company Agreement having, to the extent permitted by law, substantially the terms set out in this Schedule C. The terms set out in this Schedule C are not exhaustive nor complete, and are expected to be augmented by additional agreements between the Parties not inconsistent herewith.

2.           Definitions

Unless the context otherwise requires, in the Joint Venture Company Agreement:

(a)
“Approved Budget” means a budget of estimated Share Capital Contribution approved by the Board relating to the carrying out of an Approved Program or otherwise to be incurred during the period to which an Approved Budget relates;

(b)	“Approved Program” means a program of Joint Venture Activities approved by the Board;

(c)	“Board” means the Board of directors of the Joint Venture Company;

(d)	“Cash Call Notice” has the meaning given in Section 6.2;

(e)	“Chargee” has the meaning given in Section 11.1;

(f)
“Commercial Production” means the operation of all or part of the Property as a producing mine, but does not include bulk sampling or milling for the purpose of testing or milling by a pilot plant, and will be deemed to have commenced on the first day of the month following the first 30 consecutive days during which the principal Mineral of interest or other material Minerals have been produced from a mine at an average rate of not less than 65% of the initial rated capacity if a plant is located on the Property or if no plant is located on the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, whether to a plant or facility constructed for that purpose or to a plant or facility already in existence;

(g)	“Defaulting Participant” means a Participant which is in material breach of any of the provisions of the Joint Venture Company Agreement;

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(h)	“Effective Date” means the date on which the Joint Venture was formed pursuant to Section 9.2 of the Exploration Agreement;

(i)	“Expenditure” in addition to cash expenditure includes costs, obligations and liabilities incurred or properly accrued but not yet met;

(j)	“Exploration Agreement” means a written exploration agreement dated effective May 3, 2012 between Eldorado, Hunt and CCSA to which these JV Terms are attached as a schedule;

(k)	“Joint Venture Activities” means all and any activities directed to the achievement of the purposes of the Joint Venture as set out in Section 3;

(l)	“Joint Venture Company Agreement” means a shareholders agreement entered into between the shareholders of the Joint Venture Company;

(m)	“Joint Venture Company” means a Sociedad Anonima incorporated to carry on the Joint Venture Activities;

(n)	“Share Capital Contribution” means all Expenditure incurred under or in connection with the Joint Venture Company Agreement;

(o)	“Joint Venture Property” means:

(i)           the Property;

(ii)           any Mining Operation;

(iii)	all fixtures, tools, vehicles, spare parts, consumable stores, machinery, plant, equipment and supplies acquired, provided, gained or developed under the Joint Venture Company Agreement;

(iv)	all mining, materials supply, power supply, water supply and maintenance contracts and agreements entered into for the purposes of the Joint Venture Company Agreement;

(v)
all information (including any maps, drill core, samples, assays, geological and other technical reports, studies, designs, plans and financial or other records) in relation to the Property acquired, provided, gained or developed under the Joint Venture Company Agreement or in the possession or under the control of any of the Participants and the Operator (if not a Participant); and

(vi)	all other property or rights of any description (including intellectual property rights), whether real or personal, acquired, provided,

Exploration Agreement

gained or developed under the Joint Venture Company Agreement other than saleable Mineral Product;

(p)
“Mine” means the workings established and the property acquired, including any plant and concentrator installation, processing facility, infrastructure, mining plant and equipment, stores, consumables, housing, airport and other facilities in order to bring the Property into Commercial Production;

(q)
“Minerals” means all ores, solutions and concentrates or metals derived from them, containing precious, base and industrial minerals (including gems) which are found in, on or under the Property and may lawfully be explored for, mined and sold under the rights and other instruments of title under which the Property is held;

(r)	“Mineral Product” means any Mineral in any form or compound whatsoever;

(s)	“Mining Operation” means an operation (of which a Mine forms part) directed to the winning of ore, and the treatment of ore to produce commercial quantities of saleable Minerals;

(t)	“Non-Operator” means any Participant which, at the relevant time, is not the Operator;

(u)	“Operator” has the meaning given in Section 8.1;

(v)
“Participating Interest” means in relation to a Participant, the proportionate number of shares in the Joint Venture Company owned by and registered to a Participant plus any loans that may be advanced by a Participant to the Joint Venture Company;

(w)	“Participant” means a party to the Joint Venture Company Agreement that has a Participating Interest;

(x)	“Property” means the New Project;

(y)	“Security Participant” has the meaning in Section 11:1;

(z)	“Selling Participant” means a Participant who desires or is compelled to sell, transfer, assign or dispose of the whole or any part of its Participating Interest;

(aa)	a reference to a Section is to a Section of this Schedule B; and

(bb)	any capitalized term not specifically defined herein shall be the meaning given in the Exploration Agreement.

Exploration Agreement

3.           Business of Joint Venture Company

The Participants will incorporate the Joint Venture Company for the following purposes:

(a)	to carry out exploration of the Property for Minerals;

(b)	if results justify so doing, to make technical, commercial and economic feasibility studies to establish whether or not a Mining Operation is economically viable in or on the Property;

(c)
if any Mining Operation is considered technically, commercially and economically viable, to develop one or more Mines and to commence and continue production of saleable Mineral Product on a commercial scale; and

(d)	any other activity in connection with or incidental to any of the foregoing including the beneficiation, processing or refining of Mineral Product.

4.           Initial Participating Interests and Share Capital Contributions

4.1           Participating Interests

The Participating Interests of the Participants on the Effective Date will be:

(a)           Eldorado as to 75%, and

(b)           Hunt as to 25%.

4.2           Share Capital Contributions

Upon the formation of the Joint Venture, the Share Capital Contribution contributed by the Participants will be deemed (notwithstanding any law or accounting policy to the contrary) to be:

(a)	Eldorado - $[INSERT AMOUT OF EXPENDITURES INCURRED]; and

(b)           Hunt - $[INSERT ELDORADO AMOUNT ABOVE X 25/75].

5.           Rights and Liabilities of Participants

5.1           Participants not Fiduciaries

Nothing contained in the Joint Venture Company Agreement will be construed as imposing any fiduciary duty on any Participant with respect to any activities carried out or decisions made as contemplated in the Joint Venture Company

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Agreement and to the maximum extent permitted by law, no nominee of a Participant to the Board will have any such fiduciary duty or liability.

5.2           Holding of Joint Venture Property

All Joint Venture Property, whether acquired before or after the Commencement Date, must wherever practicable be held by the Joint Venture Company. All Joint Venture Property held by the Joint Venture Company must be held, used, dealt with or applied solely for the purposes of the Joint Venture or as otherwise permitted under the Joint Venture Company Agreement.

6.           Share Capital Contribution

6.1           Obligation to Contribute

Subject to Section 10.1, each Participant must contribute all Share Capital Contribution incurred in conducting Approved Programs and otherwise incurred as contemplated by Approved Budgets or otherwise incurred in a manner provided for in the Joint Venture Company Agreement in proportion to its Participating Interest on each date on which a contribution is due to be made.

6.2           Timing of Contributions

If contributions to Share Capital Contribution are required to be made by a Participant under the Joint Venture Company Agreement, then the Operator must issue a notice to each Participant (“Cash Call Notice”) for each calendar quarter. Any Cash Call Notice must not be issued more than 40 Business Days but not less than 30 Business Days in advance of the calendar quarter to which the Cash Call Notice relates.

6.3           Operator’s Cash Call Notices

Subject to Section 10.1, all contributions to Share Capital Contribution required to be made by a Participant under the Joint Venture Company Agreement must be made by that Participant paying to the Operator, on or 30 days before the first day of the calendar quarter to which the Cash Call Notice relates, the amount stated in the Cash Call Notice as being the amount due to contributed by that Participant.

7.           Board

7.1           Establishment

A Board of directors will be established reflecting insofar as lawfully possible for the Joint Venture Company, the terms hereof and the parties shall adopt corporate articles, by-laws or other Constitutional documents to reflect the terms. hereof (“Board”).

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7.2           Number of Members

The Board must consist of 3 members.

7.3           Appointment of Members

CCSA must appoint 1 of the members (who must be an Argentine resident) and Eldorado must appoint 2 of the members (one of whom must be an Argentine resident) and each Participant must appoint at least 1 alternate member for the time being of the Board and each Participant may remove any person so appointed by it and appoint another person in his or her place (provided that the above respective Argentine residency requirement is satisfied). Each appointment and removal of a member must be effective by notice in writing signed by an authorised officer of the appointing Participant. An alternate member may attend all meetings and an alternate member may act in place of a Participant’s appointed member in such member’s absence.

7.4           Quorum

A quorum at a meeting of the Board must comprise a majority of its members. Otherwise, governance pertaining to quorum shall follow the protocol detailed in Section 4.7 of the Exploration Agreement, mutatis mutandis.

7.5           Votes

The members will have 1 vote each.

7.6           Chairperson

(a)	A member of the Board appointed by the Operator will be the chair of Board meetings;

(b)
The chair will be entitled to appoint the secretary for the meeting. The secretary of the meeting must take minutes of that meeting and circulate copies of the minutes to each member and each alternate member; and

(c)	If there is a tie vote on any matter requiring a simple majority of the votes cast, then the chair will have a deciding vote.

7.7           Decisions by Majority Vote

Except where a provision of the Joint Venture Company Agreement expressly provides otherwise or requires a unanimous resolution all questions before the Board will be decided by a simple majority of the votes cast.

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7.8           Unanimous Resolutions

A unanimous resolution of Participant shareholders will be required for decisions relating to the following:

(a)
the giving jointly by the Participants of any mortgage, charge, guarantee or other form of security interest (whether direct or indirect) to secure the obligation of any person arising under the Joint Venture Company Agreement or otherwise in relation to Joint Venture Property;

(b)
any matter going to the fundamental operation of the Joint Venture Company or the relationship between the Participants except any decision that the Joint Venture be conducted by a Joint Venture Company;

(c)	any decision to fund the Joint Venture Company other than by Share Capital Contributions

(d)
any decision to permanently suspend or defer Joint Venture Activities or place any Mining Operation on an extended care and maintenance basis or to commence or recommence operations at a Mining Operations; and

(e)	amendment of the Joint Venture Company Agreement.

7.9           Meetings of Board

Board meetings are to be held at least quarterly and are permitted by telephone. Otherwise, the conduct of meetings shall follow the protocol detailed in Section 4.5 of the Exploration Agreement, mutatis mutandis.

8.           Operator

8.1           Operator and Removal Operator

(a)
Subject to the creation of a Joint Venture Company, Eldorado will be operator appointed by contract with the Joint Venture Company (“Operator”) and will remain so unless the Operator resigns or is removed for default or becomes an Insolvent Party.

8.2           Operator Obligations

(a)
The Operator, among other usual and standard obligations, must keep the Property in good standing and free of any Encumbrances, comply with applicable law, maintain proper books and accounts and adequate insurance and operate according to good mining practices and the Eldorado HSEC standards;

Exploration Agreement

(b)	The Operator must conduct Joint Venture Activities in accordance with Approved Programs and Approved Budgets;

(c)	The Operator must deliver the following reports to the Board:

(i)
a monthly progress report indicating the status of any Approved Program being conducted on the Property and disclosing any significant technical data learned or obtained in connection with such work, along with an estimate of the Expenditure incurred during that month, but progress reports will only be required quarterly during those periods in which there is no work being conducted; and

(ii)	as soon as practical after verification by the Operator, a report in respect of any material exploration results or adverse events.

8.3           Prohibitions

The Operator must not, except with the prior approval of the Board or except in an emergency or as necessary to protect property and persons:

(a)	knowingly enter into any contract or arrangement in connection with the Joint Venture with a Participant or an Affiliate of a Participant;

(b)
except where sufficient details are provided in an Approved Program or Approved Budget enter into any contract or subcontract involving a commitment to Expenditure, whether capital or operating, in excess of $500,000:

(c)	except where expressly contemplated in an Approved Program or Approved Budget, sell or otherwise dispose of any Joint Venture Property having a market value exceeding $500,000;

(d)	institute, defend, compromise or settle any court or arbitral proceedings or insurance claim involving an amount in excess of $500,000; or

(e)	except as necessary to comply with law or the requirements of any Governmental Authority having jurisdiction, suspend or curtail any Mining Operation.

8.4           Indemnification of Operator

Subject to Section 8.5, each Participant must indemnify the Operator from and against any liability, loss, damage, claim, demand, proceeding, expense, injury or death (including legal fees) suffered, sustained or incurred by the Operator which arises out of or as a consequence of the performance by the Operator or its

Exploration Agreement

officers, employees or agents of the Operator’s obligations under the Joint Venture Company Agreement.

Notwithstanding the foregoing, the Operator will not be indemnified by any Participant for any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting solely from the gross negligence or wilful misconduct of the Operator or its officers, employees or agents.

8.5           Appointment of Liability

(a)
The obligation of the Participants to indemnity the Operator (whether under Section 8.4 or otherwise) will be in proportion to their respective Participating Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

(b)
A Participant’s liability to indemnify the Operator (whether under Section 8.4 or otherwise) will be reduced proportionally to the extent that any default, negligent act, omission or wilful misconduct of the Operator or its officers, employees, or agents has caused or contributed to any liability, loss, damage, claim, demand, proceeding, expense, injury or death.

8.6           Operator’s Fee

The Operator may charge an appropriate fee for management of the Joint Venture, which fee will be determined by the Board on the principle that the Operator, if a Participant, shall neither suffer a loss nor enjoy a profit on account of acting as Operator.

9.           Programs and Production Programs

9.1           Annual Programs and Budgets

The Operator must submit annual programs and budgets for Board approval.  The proposed budget must contain quarterly Expenditure projections.

9.2           Right of Participant to propose Program and Budget

If the Operator fails to submit an annual program and budget with budgeted Expenditure equal to or greater than $100,000, then a Participant who is not the Operator may propose to the Board on annual program and budget with budgeted Expenditure equal to or greater than $100,000. If such a program and budget is approved and a Participant is the Operator and such Participant elects not to participate in the Approved Program and make contributions to the Expenditure required by the Approved Budget, then the Non-Operator may elect to become Operator of the Joint Venture for the purposes of carrying out that

Exploration Agreement

Approved Program. Thereafter, the Participant with the largest Participating Interest will have the first right to propose an annual program and budget.

9.3           Operator’s Authority

The approval of a program and budget by the Board will be authority for the Operator to undertake the Joint Venture Activities specified in and incidental to the program and to incur on behalf of the Participants the Share Capital Contributions estimated in and incidental to the budget but the Operator must not incur Expenditure in the performance of the Joint Venture Activities specified in an Approved Program and an Approved Budget in an amount which exceeds by more than 10% the total of the Share Capital Contribution estimated within an Approved Program and an Approved Budget except:

(a)
in an emergency, as considered by the Operator necessary to maintain and preserve the Joint Venture Property or to preserve or protect human health and safety, property or the environment in respect of the Joint Venture Property;

(b)	to effect and maintain required insurances;

(c)	in accordance with a prior approval obtained from the Board; or

(d)	as necessary to comply with any law or requirement of a Governmental Authority having jurisdiction where reference to the Board is impracticable and until such reference becomes practical.

10.           Dilution

10.1           Election to Dilute

Each Participant may, by notice in writing to the other Participant and the Operator given within 10 Business Days after the approval by the Board of a program and budget, elect:

(a)	not to contribute to the required Share Capital Contribution to be incurred during the period to which that Approved Budget relates; or

(b)
to reduce its contribution to the Share Capital Contribution to be incurred during the period to which that Approved Budget relates by contributing less than the amount that it would, but for this Section 10.1(b), be required to contribute under Section 6.1.

10.2           Consequence of Election

If a Participant gives notice as permitted by Section 10.1 then:

Exploration Agreement

(a)
in the case where that Participant gives notice under Section 10.1(a), it will not be entitled or obliged to contribute to Share Capital Contribution incurred from the commencement of the period covered by the Approved Budget in relation to which the notice was given until it becomes entitled and obliged to recommence contributing to Share Capital Contribution;

(b)
in the case where that Participant gives notice under Section 10.1(b), it will only be entitled and obliged to contribute to Share Capital Contribution in reduced amount specified in the notice given by it under Section 10.1(b) until it becomes entitled and obliged to recommence contributing in full to Share Capital Contribution; and

(c)	during the period for which a Participant is not entitled nor obliged to so contribute, its Participating Interest will dilute.

10.3           Dilution

During any period in which the Participating Interest of a Participant is diluting Participating Interests of the Participants will be calculated as follows:

PI = 100 x PTE
TE

where;

PI is the Participating Interest of a Participating expressed as a % of share capital

PTE is the Participant’s Total Expenditure as at date the Participant elects not to contribute

TE is Total Expenditure of a Participants

And from time to time the parties shall co-operate in such share transfers, share cancellations or share issuances, as is recommended by tax counsel of the Joint Venture Company to reflect such dilution.

10.4           Operator to Make Calculation

If a Participant’s Participating Interest is diluting in accordance with Section 10.3, then calculations of Participating Interest must be made in each calendar quarter by the Operator at the same time as it prepares a Cash Call Notice in respect of a calendar quarter (and such a determination must also be made immediately upon a Participant, whose Participating Interest has been diluting, again becoming entitled and obliged to contribute to Share Capital Contribution). The Operator must, after having made such a calculation, notify the Participants of their respective Participating Interests and of the date on which the calculation

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of the Participating Interest was made by incorporating that information within the Cash Call Notice referred to above.

10.5           Failure to pay Contributions to Expenditure

A Participant’s failure to contribute to the Share Capital Contribution after electing to contribute constitutes default and will result in dilution at double the rate provided in Section 10.3, through the ‘PTE’ of the non-diluting Participant being multiplied by 2.

10.6           Small Interests

If a Participant’s Participating Interest in the Joint Venture is diluted (whether by operation of Section 10.3 or otherwise) to less than 10%, then its Participating Interest in the Joint Venture may, at the option of the non-diluted Participant, be converted to a royalty on the terms specified in Schedule 1 hereto in exchange for the assignment of the Participating Interest of that Participant to the remaining Participant, or, where there is more than one remaining Participant, in proportion to their then respective existing Participating Interest.

11.           Project Financing

11.1           No Charging

No Participant may give or create any Encumbrance in or over the Joint Venture Property. A Participant may pledge or mortgage its Participating Interest where the funds are used to fund Cash Call Notices, provided that the lender executes an acknowledgement in favour of the other Participant providing that, in the event of any realization:

(a)	the lender will be bound by the terms of the Joint Venture Company Agreement; and

(b)	is subject to an obligation of first offer to the other Participant prior to any sale or transfer of the Participating Interest.

12.           Assignment

12.1           Assignment to Affiliates

(a)
Each Participant may at any time assign part or all of its Participating Interest to an Affiliate of that Participating as long as the Affiliate enters into an agreement with the remaining Participant on terms to its satisfaction including terms by which:

(i)	it agrees to be bound by the Joint Venture Company Agreement; and

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(ii)
if an Affiliate to which a Participant has assigned the whole or any part of its Participating Interest ceases to be an Affiliate of the assigning Participant it must immediately re-transfer that Participating Interest to the assigning Participant.

(b)
Unless otherwise agreed in writing by the Participants other than the Assignor, the Assignor remains liable for its obligations under the Agreement despite any assignment by the Assignor of any or all of its Participating Interest in an Affiliate

12.2           Assignment to Third Parties and Right of First Refusal

Subject to Section 12.4, any Participant may at any time and from time to time see or assign all or part of its Participating Interest to a third party as long as:

(a)
the Selling Participant first gives notice to the other Participant of the consideration (which must be a cash consideration) for which and the other terms and conditions upon which it wishes to sell or assign following which the other Participant must for a period of 20 Business Days from the time of receipt of that notice have the exclusive right and option to purchase that Participating Interest (or any relevant part of it) for the consideration (or for its cash equivalent) and on the terms and conditions specified in the notice;

(b)
the option granted by Section 12.2(a) may be exercised by the other Participant however the whole of the offered Participating Interest must be taken up by the other Participant otherwise the selling Participant may proceed to sell the whole offered interest to the third party; and

(c)
subject to the provisions of all Security (if any), if the option granted by Section 12.2(a) is not exercised then the Selling Participant may sell or assign the whole or part of its Participating Interest (as specified in its notice under Section 12.2(a)) to a third party for the consideration and on terms and conditions no more favourable than those specified in the notice to the other Participant under Section 12.2(a) as long as the sale or assignment is evidenced in writing and to the extent consistent with those terms and conditions, completed within 60 Business Days of the expiration of the period of 20 Business Days specified in Section 12.2(a).

12.3           Pre-emptive Rights

If a Participant receives a bona fide offer for the purchase or acquisition of the whole or any part of its Participating Interest with offer the Selling Participant desires to accept then the Selling Participant must, before unconditionally accepting the offer, notify the other Participant of the name of the offeror and of all of the terms and conditions of the offer and, if the consideration or any part of it is not in cash, of the cash value of the consideration or the relevant part of the

Exploration Agreement

consideration as determined by the Selling Participant and the following provisions will then apply:

(a)
within 5 Business Days after receipt of a notice under this Section 12.3 the other Participant may object in writing to determination of the cash value of the consideration the subject matter of the offer and upon such an objection being made all of the Participants must seek to agree upon that cash value but if they cannot reach agreement within 5 Business Days after the date of objection, then that cash value will constitute a Dispute to be resolved in accordance with Section 15.3 (the cost of which determination must be borne, if the cash value determined is less than that determined by the Selling Participant, by the Selling Participant and in any other case by the Participant which objects to the Selling Participant’s determination);

(b)
the Participant other than the Selling Participant will have an option exercisable by notice in writing to the Selling Participant within 40 Business Days of the date of the Selling Participant’s notice under this Section 12.3 to acquire upon the same terms and conditions as are contained in the offer and for the consideration expressed in the offer or in lieu of any part of that consideration which is not a cash consideration, the cash value of it as determined or agreed in accordance with Section 12.3(a), the Participating Interest of the Selling Participant (or the part of the Participating Interest which is the subject matter of the offer) as the case may be;

(c)
subject to the provisions of all Security, if the option granted under Section 12.3(b) is not duly exercised, then the Selling Participant may, subject to compliance with Section 12.4, within 5 Business Days after the expiry of the option accept the offer without any alteration whatsoever and if it does so it must take all reasonable steps, subject always to the terms of the offer, to complete the sale and purchase thereby arising within 40 Business Days after the date of acceptance; and

(d)
if the offer is not accepted within the time allowed in Section 12.3(c) or any material alteration of the offer is proposed the Selling Participant must not accept the offer after that time or as so altered without first having again complied with the foregoing provisions of this Section 12.3.

12.4           General Requirements

No assignment in whole or in part of a Participating Interest to a third person (including an Affiliate) will be effective unless and until:

Exploration Agreement

(a)
the assignee agrees with the other Participant (in form and terms satisfactory to that Participant) to assume and perform the duties, liabilities, terms and conditions by the Joint Venture Company Agreement binding on the assigning Participant in relation to the Participating Interest being assigned; and

(b)	the assignee secures any and all necessary approvals of any Governmental Authority to that assignment.

12.5           Assignment by Eldorado to CCSA

(a)
Eldorado may at any time, by notice to CCSA assign its Participating Interest to CCSA, provided Eldorado delivers to CCSA an indemnity (in form and content acceptable to CCSA, acting reasonably) whereby Eldorado agrees to indemnify CCSA in respect of all reasonable expenses in CCSA legally merging the Joint Venture Company with CCSA.

(b)	Unless otherwise agreed in writing by CCSA, Eldorado remains liable for its obligation under the Joint Venture Company Agreement despite any assignment pursuant to Section 12.5.

13.           Default

13.1           Prior to Commercial Production

If at any time before the commencement of Commercial Production a Participant is a Defaulting Participant and the default is capable of remedy and the Defaulting Participant does not remedy that default within 20 Business Days after the Operator or a Non-defaulting Participant gives notice to the Defaulting Participant specifying the default and requiring it to be remedied then upon the expiration of the 20 Business Days referred to above, the Non-defaulting Participant will have an option to purchase the Defaulting Participant’s Participating Interest for a price equal to 80% of the average of the independent valuations of the defaulting Participant’s Participating Interest performed by 2 independent experts nominated by the Non-defaulting Participant.  If the option granted under this Section 13.1 is not exercised, then the Non-defaulting Participant must use reasonable efforts to dispose of the Defaulting Participant’s Participating Interest for the price reasonably obtainable from a purchaser willing to comply with Section 12.4.  All costs of the independent valuation and the costs of sale are to be borne by the Defaulting Participant and may be deducted from any proceeds of sale.

13.2           After Commercial Production

If, at any time after the commencement of Commercial Production, a Participant becomes a Defaulting Participant, then, at the expiration of the period of 15 Business Days after notice is given by a Non-defaulting Participant to the

Exploration Agreement

Defaulting Participant, if the Defaulting Participant is then still a Defaulting Participant the Participating Interest will vest in the Operator, in trust, for sale.  After a trust for sale arises under this Section 13.2, the non-defaulting Participant will have an option to purchase the Defaulting Participant’s Participating Interest for a price equal to the average of the independent valuations of the defaulting Participant’s Participating Interest performed by 2 independent experts.  If the option granted under this Section 13.2 is not exercised, the Operator must use reasonable efforts to dispose of the Participating Interest held in trust for sale for the best price reasonably obtainable from a purchaser willing to comply with Section 12.4.

14.           Withdrawal and Winding Up

No withdrawal by a Participant (including pursuant to Section 12.4) or winding up of the Joint Venture without adequate payment of, or security for, reclamation and closure costs.

15.           Other

15.1           Force Majeure

Force Majeure provisions substantially as in Section 12 of the Exploration Agreement.

15.2           Confidentiality

Confidentiality provisions substantially as in Section 13 of the Exploration Agreement.

15.3           Dispute Resolution

As in Section 15 of the Exploration Agreement.

15.4           Additional Provisions

Such other provisions as may be customary and reasonable in mining joint venture shareholders agreements of this type.

Exploration Agreement

SCHEDULE 1 TO JOINT VENTURE TERMS

NET SMELTER RETURNS ROYALTY

___ (the “Payer”) hereby grants to ___ (the “Payee”) a royalty (the “Royalty”) equal to one percent (1%) of Net Smelter Returns (as hereinafter defined) on all ores, solutions and concentrates or metals derived from therefrom, containing precious, base and industrial minerals (the “Minerals”) which are found in, on or under the the mineral claims listed in Annexure 1 attached hereto and any mineral tenure derived therefrom (“the Project”).

Terms

2.           All capitalized terms will have the meanings defined herein.

Determination of Net Smelter Returns

3.
If and when ore or concentrate derived from or extracted from the Project (other than bulk sampling) is shipped to a smelter, refinery or other processing facility wherever located and there has been a final settlement by such facility in respect to such delivery, the “Net Smelter Returns” will mean the net amount shown due by the smelter or other place of sale, as indicated by its returns or settlement sheets, less the Allowable Deductions.

Allowable Deductions

4.           “Allowable Deductions” means, to the extent borne or to be borne by the Payor:

(a)
charges for, and taxes on, transportation of ore or concentrates, as well as insurances thereon, from the plant producing the saleable products to a smelter, refinery or other place of treatment, from the smelter or other place of treatment to the refinery and from the refinery to the place of sale;

(b)	insurance and security costs and charges related to the sale of ore or concentrates;

(c)
smelting and refining costs as including all treatment charges and penalties made by the purchaser of ore or concentrates, including without limitation metal losses and penalties for impurities paid by the Payor to third parties.  In the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(d)	government imposed production and ad valorem taxes (but excluding taxes on income); and

Exploration Agreement

(e)	all umpire charges.

5.
For greater certainty, the Royalty will not be paid on and will not apply to any Minerals derived from ore extracted from properties other than the Project where such ores are processed on the Project.

6.
It is mutually understood that advance sales, forward sales, hedging, and other speculative sales arrangements will be solely for the account, benefit and risk of the Payor, and will not enure to the benefit or loss of the Payee.

7.
The Payor hereby warrants and undertakes that it will exercise all due diligence and take care in selecting any smelter, refinery or other processing facility under this Royalty Agreement.  The Payor further undertakes to compensate or reimburse the Payee in full for all or any loss or damage suffered by any of them due to any breach of this Article.

Commingling

8.
The Payor may commingle ores from the Project with ores from other properties, either before or after concentration, provided the Payor and the Payee have reached agreement as to the methods and protocols for securing all data necessary to determine the weight, grade, metallurgical recovery and other pertinent data for both the ores removed from the Project and the ores with which they are commingled in accordance with sound mining and metallurgical practices.  The Payor will then use such methods, protocols and information to allocate any value received between the Project and the other properties from which the other commingled ores were produced.  All such allocation calculations will be done in accordance with sound mining and metallurgical practices.  If the Payor and the Payee are not able to reach agreement on the terms and conditions of commingling, then the matter will be resolved in accordance with Section 8 herein.

Payment

9.
Net Smelter Returns will be calculated for each sale of Minerals in which Net Smelter Returns are realized, and payment of the Royalty as due hereunder will be made within thirty (30) days following the completion of such sale.  Such payments will be accompanied by a statement summarising the computation of Net Smelter Returns and copies of all relevant settlement sheets in respect of sale of Minerals.  Each statement to the Payee with respect to a Royalty payment will be signed by an officer of the Payor.  Such payments of the Royalty are provisional and subject to adjustment within thirty (30) days following the completion of the sale.  If there is a decrease or increase in the Royalty payable for a period then the Payor will deduct or add such overpayment or underpayment of the Royalty from the Royalty payable in the next period.  Within thirty (30) days after the end of each calendar year, the Payor will deliver to the Payee an unaudited statement of the amount of the Royalty paid to the Payee

Exploration Agreement

during the year and the calculation thereof.  All year-end statements will be deemed true and correct six months after presentation, unless within that period the Payee delivers notice to the Payor specifying with particularity the grounds for each exception.

10.	The Payor will keep and maintain records of all information related to the determination of the Net Smelter Returns and the Royalty payable, for a period of two years.

11.
The Payee will be entitled, at the Payee’s expense, to an annual independent audit of the statement of the Royalty payable by a certified public accountant of recognised standing and acceptable to the Payor.  Such audit will occur only if the Payee delivers to the Payor within four months after presentation of the related year-end statement, a demand for an audit of the Royalty.

12.	Any Royalty not timely paid will incur interest on the outstanding amount calculated daily at a rate of 8% per annum compounded quarterly.

13.
In the event of any dispute between the Payor and the Payee regarding the determination of the Royalty payable in respect of production from the Project or commingled Minerals from other properties, the parties will met to resolve such dispute.  If the parties are not able to resolve such dispute within 30 days either party hereto may submit the matter to arbitration under the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, or any legislation in substitution therefor.

14.
It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.  On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided herein.

15.
The party or parties desiring arbitration shall nominate one arbitrator and shall notify the other parties of such nomination.  Such notice shall set forth a brief description of the matter submitted for arbitration and, if appropriate, the clause of the Agreement under which such matter is so submitted.  The other parties shall within 15 “Business Days”, being any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Province of British Columbia, after receiving such notice nominate an arbitrator, and the two arbitrators shall select a chairman of the arbitral tribunal to act jointly with them.  If the arbitrators are unable to agree in the selection of a chairman, the chairman shall be designated by the President of the Arbitrators’ Institute of Canada.  The arbitration shall take place in Vancouver, British Columbia, and the time and place so determined shall also be fixed by the chairman for the purpose of hearing such evidence and representations as the parties may present.  The arbitrators and the chairman shall, after hearing any evidence and representations that the parties may submit, make their decision and reduce the

Exploration Agreement

same in writing and deliver one copy thereof to each of the parties.  The majority of the chairman and arbitrators may determine any matters of procedure for the arbitration not specified herein.  If the parties receiving the notice of the nomination of an arbitrator by the parties desiring arbitration fail within the said 15 Business Days to nominate an arbitrator, then the arbitrator nominated by the party or parties desiring arbitration may proceed alone to determine the dispute in such manner and at such time as he shall think fit and his decision, subject to the provisions hereof, shall be binding upon the parties.  Notwithstanding the foregoing, any arbitration may be carried out by a single arbitrator if the parties so agree, in which event the provisions of this Section shall apply, mutatis mutandis.  The cost of the arbitration shall be borne by the parties as may be specified in such determination.  Submission to arbitration under the provisions of this Section shall be a condition precedent of the bringing of any action with respect to this Royalty Agreement.

16.	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Dated this ____ of _____________, __.

By its Authorized Signatory:

Name:
Title:  President

By its Authorized Signatory:

Name:
Title:  President

Exploration Agreement

ANNEXURE 1 TO NET SMELTER RETURNS ROYALTY AGREEMENT

[NTD:  detail the Project tenure]